SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)               July 31, 2008

RHAPSODY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	005-52203	20-4743916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26000 Commercentre Drive, Lake Forest, CA 92630

(Address of principal executive offices)                  (Zip Code)

Registrant’s telephone number, including area code            (949) 598-9242

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Form 8-K (“Amendment”) is to amend or update certain Items contained in the initial filing by Rhapsody Acquisition Corp., a Delaware corporation (“Rhapsody”), of a Current Report on Form 8-K for July 31, 2008, filed with the Securities and Exchange Commission (“SEC”) on August 6, 2008 (“Initial Filing”), and to add a new Item 8.01.

Item 2.01. Completion of Acquisition or Disposition of Assets

As described in the Initial Filing, Rhapsody completed the acquisition by merger on July 31, 2008 of Primoris Corporation, a Nevada corporation (“Primoris”), with and into Rhapsody pursuant to an Agreement and Plan of Merger dated as of February 19, 2008, as amended as of May 15, 2008, among Rhapsody, Primoris and certain stockholders of Primoris.

Item 2.01(f) of Form 8-K states that if the registrant was a shell company like Rhapsody was immediately before the transaction disclosed under Item 2.01 (i.e., the reverse acquisition), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, in Item 2.01 of the Initial Filing, Rhapsody provided information that would have been included in a Form 10 if it were to have filed a Form 10. Due to the limitations of the EDGAR filing system, Rhapsody was required to file two separate Current Reports on Form 8-K in order to report all of the events that were then reportable. The following portion of Item 2.01 of the Initial Filing is amended to clarify the reference to the location of Item 4.01, which was included in a separate Current Report on Form 8-K rather than in the Initial Filing:

FORM 10 INFORMATION

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. The disclosures contained in Item 4.01 of Rhapsody’s Current Report on Form 8-K for August 5, 2008, filed with the SEC on August 6, 2008, are incorporated herein by reference.

In addition, Item 2.01 of the Initial Filing is supplemented to include the following additional content that was not included in the Initial Filing and would be required to be included in a quarterly report on Form 10-Q for the three and six months ended June 30, 2008:

FORM 10-Q INFORMATION

Part I, Item 1. Financial Statements. The required financial statements of Primoris are included in this Amendment, beginning at page F-1.

Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations. Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is as follows:

PRIMORIS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes of Primoris appearing elsewhere or incorporated by reference in this Amendment and the Initial Filing.

Overview

Business Overview

Primoris is a Nevada corporation that was formed in November 2003 as the successor corporation to ARB, Inc., which has been in existence since 1946. It is a holding company of various subsidiaries that cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.

Primoris installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipeline systems, and also constructs mechanical facilities and other structures, including power plants, petrochemical facilities, refineries and parking structures. In addition, Primoris provides maintenance services, including inspection, overhaul and emergency repair services, for cogeneration plants, refineries and similar mechanical facilities. Through its subsidiary Onquest, Inc., Primoris provides engineering design of fired heaters and furnaces primarily for refinery applications, and through its subsidiary Cardinal Contractors, Inc., Primoris constructs water and wastewater facilities in Florida. A substantial portion of Primoris’s activities are performed in the Western United States, primarily in California. In addition, Primoris has strategic presence in Florida, Texas, Latin America and Canada.

Services

Primoris provides services in the following five sectors:

Underground

Primoris Underground group installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipelines. Substantially all of Primoris’s pipeline and distribution projects involve underground installation of pipe with diameters ranging from one-half to 102 inches.

Industrial

Primoris Industrial group provides a comprehensive range of services, from turnkey construction to retrofits, upgrades, repairs and maintenance of industrial plants and facilities. It executes contracts as the prime contractor or as a subcontractor utilizing a variety of delivery methods, including fixed price competitive bids, fixed fee, cost plus and a variety of negotiated incentive based contracts.

Structures

The Structures group designs and constructs complex commercial and industrial cast-in-place concrete structures.

Engineering

The Engineering group specializes in designing, supplying and installing high-performance furnaces, heaters, burner management systems, and related combustion and process technologies for clients in the oil refining, petrochemical, and power generation industries. It furnishes turn-key project management with technical expertise and the ability to deliver custom engineering solutions worldwide.

Water and Wastewater

This group specializes in design-build, general contracting and construction management of facilities and plants dedicated to reverse osmosis, desalinization, conventional water treatment, water reclamation, wastewater treatment, sludge processing, solid waste, pump stations, lift stations, power generation cooling, cogeneration, flood control, wells and pipeline projects, primarily in the Southeastern United States.

Strategy

Primoris’s strategy emphasizes the following key elements:

•
Diversification through Controlled Expansion. Primoris continues to emphasize both the expansion of services beyond its traditional focus and the addition of new customers. Primoris intends to continue to evaluate acquisitions that offer growth opportunities and the ability to leverage Primoris’s resources as a leading service provider to the oil and gas, power, refining and water industries. The current strategy also includes selective expansion to new geographic regions.

•
Emphasis on Retention of Existing Customers and Recurring Revenue. Primoris believes it is important to maintain strong customer relationships and to expand its base of recurring revenue sources and recurring customers, in order to mitigate the effects of the cyclical nature of its businesses.

•
Ownership of Equipment. Many of the services offered by Primoris are capital intensive. The cost of construction equipment provides a significant barrier to entry into several of the businesses of Primoris. Management believes that Primoris’s ownership of a large and varied construction fleet and of its own maintenance facilities enhances its access to reliable equipment at a favorable cost.

•
Stable Work Force. Primoris maintains a stable work force of skilled, experienced laborers, many of whom are cross-trained in projects such as pipeline and facility construction, refinery maintenance, and piping systems.

•
Selective Bidding. Primoris selectively bids projects that it believes offer an opportunity to meet its profitability objectives, or that offer the opportunity to enter promising new markets. In addition, Primoris reviews its bidding opportunities to attempt to minimize concentration of work with any one customer, in any one industry, or in stressed labor markets.

•
Concentration on Private Sector Work. Primoris focuses on private sector work, which it believes is generally more profitable than public sector work. In 2007, revenue of approximately $405.9 million, or 74.1% of revenue, was derived from private sector projects.

Recent Development - Merger

As discussed elsewhere in this Amendment and the Initial Filing, on July 31, 2008, Primoris merged with and into Rhapsody Acquisition Corp. (“Rhapsody”), with Rhapsody being the surviving legal entity. Holders of all the issued and outstanding shares of common stock of Primoris and Primoris’s two foreign managers became entitled to receive an aggregate of (i) 24,094,800 shares of Rhapsody common stock at the closing of the merger plus (ii) the right to receive 2,500,000 shares of Rhapsody common stock for each of the fiscal years ending December 31, 2008 and 2009 during which Rhapsody achieves specified EBITDA (as defined in the merger agreement) milestones as discussed in Amendment No. 4 to Rhapsody’s Registration Statement on Form S-4 (“S-4”) under the heading “The Merger Proposal — Structure of the Merger.” Of the shares to be issued by Rhapsody, 1,807,110 were required to be placed in escrow to provide a fund to satisfy Rhapsody’s rights to indemnification.

The merger will be accounted for as a reverse acquisition in accordance with United States generally accepted accounting principles (“GAAP”). Under this method of accounting, Rhapsody will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Primoris comprising the ongoing operations of the combined entity and senior management of the combined company. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Primoris issuing stock for the net assets of Rhapsody, accompanied by a recapitalization. The net assets of Rhapsody will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Primoris.

Critical Accounting Policies and Estimates

General

The discussion and analysis of Primoris’s financial condition and results of operations are based on Primoris’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires Primoris to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. These estimates and assumptions must be made because certain information that is used in the preparation of Primoris’s financial statements cannot be calculated with a high degree of precision from data available, is dependent on future events, or is not capable of being readily calculated based on generally accepted methodologies. Often times, these estimates are particularly difficult to determine and Primoris must exercise significant judgment. Estimates may be used in Primoris’s assessments of revenue recognition under percentage-of-completion accounting, the allowance for doubtful accounts, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments, and self-insured claims liabilities. Actual results could differ from those that result from using the estimates.

SEC regulations define “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Primoris’s significant accounting policies are described in note 2 to the notes to Primoris’s consolidated financial statements for the year ended December 31, 2007. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However the following policies are considered to be critical within the SEC definition:

Revenue Recognition

A number of factors relating to the business of Primoris affect the recognition of contract revenue. Primoris typically structures contracts as unit-price, time and material, fixed-price or cost plus fixed fee. Primoris believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

Revenue is recognized on the percentage-of-completion method for all of the types of contracts described in the paragraph above. Under the percentage-of-completion method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, and the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

Primoris considers unapproved change orders to be contract variations on which Primoris has customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. Primoris recognizes revenue equal to cost incurred on unapproved changed orders when realization of price approval is probable and the estimated amount is equal to or greater than its cost related to the unapproved change order. Revenue recognized on unapproved change orders is included in “Costs and estimated earnings in excess of billings” on the consolidated balance sheets.

Unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated costs and recoverable amounts may be required in future reporting periods to reflect changes in estimates or final agreements with customers.

Primoris considers claims to be amounts Primoris seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

Allowance for Doubtful Accounts

Primoris records an estimate of its anticipated bad debt expense based on Primoris’s historical experience. If the financial condition of Primoris’s clients were to deteriorate, or if the payment behavior were to change, resulting in either their inability or refusal to make payment to Primoris, additional allowances would be required.

Useful Lives of Property and Equipment

Primoris depreciates property, plant and equipment assets over their estimated useful lives, usually ranging from three to 30 years, and reviews these assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

Goodwill and Impairment of Long-Lived Assets

Goodwill arising from acquisitions is not amortized but is instead tested for impairment at the reporting unit level at least annually in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for Primoris, the period over which cash flows will occur, and determination of the weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

Changes in future market conditions, business strategy, or other factors could impact the future values of Primoris’s reporting units, which could result in future impairment charges. At December 31, 2007, total goodwill amounted to $2,227,000.

Primoris amortizes other intangible assets over their estimated useful lives and reviews the long-lived assets for impairment at least annually, or whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available.

Reserve for Uninsured Risks

Management estimates are inherent in the assessment of Primoris’s exposure to material uninsured risks. Significant judgments by management and reliance on third-party experts are utilized in determining probable and/or reasonably estimable amounts to be recorded or disclosed in the financial statements. The results of any changes in accounting estimates are reflected in the financial statements of the period in which the changes are determined. Primoris does not believe that material changes to its current estimates are reasonably likely to occur.

Overview

Overall Results

The following table sets forth Primoris’s overall results of operations for the three and six months ended June 30, 2008 and 2007:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	Dollar	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
	(Dollars in Thousands)
Revenue	$142,444	100.0%	$110,211	100.0%	$311,835	100.0%	$224,048	100.0%
Gross profit	14,634	10.3%	12,378	11.2%	30,847	9.9%	22,131	9.9%
Selling, general and administrative expenses	6,622	4.7%	6,773	6.2%	14,623	4.7%	13,399	6.0%
Operating income	8,012	5.6%	5,605	5.0%	16,224	5.2%	8,732	3.9%
Other income	1,016	0.8%	319	0.3%	2,781	0.9%	629	0.3%
Provision for income taxes	(259)	(0.2)%	(180)	(0.2)%	(454)	(0.2)%	(374)	(0.2)%
Net income	$8,769	6.2%	$5,744	5.2%	$18,551	5.9%	$8,987	4.0%

Revenue by Segment

Primoris operates in two reportable operating segments:

•	Construction Services, consisting of Primoris’s Underground, Industrial, Structures and Water and Wastewater groups; and

•	Engineering, consisting of Primoris’s Engineering group.

The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies in note 2 to the notes to Primoris’s consolidated financial statements for the year ended December 31, 2007. Primoris evaluates performance based on gross profit before allocations of selling, general and administrative expenses, other income and expense items and income taxes. Primoris accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Intercompany sales and transfers, including any profit on those sales, are eliminated in consolidation. Primoris’s Construction Services segment is an accumulation of several strategic business units that offer construction services.  The Engineering segment is a separate business unit that provides engineering services. The following table sets forth Primoris’s revenue by segment for the three and six months ended June 30, 2008 and 2007:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Segment:	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
	(Dollars in Thousands)
Construction Services	$120,329	84.5%	$94,364	85.6%	$266,696	85.5	$192,989	86.1%
Engineering	22,115	15.5	15,847	14.4	45,138	14.5	31,059	13.9
Total revenue	$142,444	100.0%	$110,211	100.0%	$311.834	100.0%	$224,048	100.0%

Geographic Areas Financial Information

The following tables set forth Primoris’s revenue from external customers attributable to its operations in the countries identified below for the three and six months ended June 30, 2008 and 2007, and the total assets located in those countries at June 30, 2008 and at December 31, 2007. Primoris’s revenue from operations in the United States and Ecuador is related to projects primarily in those countries. Primoris’s revenue from operations in Canada is primarily derived from Primoris’s office in Calgary, Canada, but may relate to specific projects in other countries.

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Country:	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
	(Dollars in Thousands)
United States	$138,029	96.9%	$105,968	96.2%	$302,521	97.0%	$214,099	95.6%
Canada	4,339	3.1	3,771	3.4	9,112	2.9	8,435	3.8
Ecuador	76	—	472	0.4	201	0.1	1,514	0.6
Total revenue	$142,444	100.0%	$110,211	100.0%	$311,834	100.0%	$224,048	100.0%

	June 30,	December 31,
	2008	2007
Country:	Total Assets	Total Assets
	(In Thousands)
United States	$213,284	$203,047
Canada	9,099	14,818
Ecuador	1,872	3,108
Total	$224,255	$220,973

Material Trends and Uncertainties

Primoris generates its revenue from both large and small construction and engineering projects. The award of these contracts is dependent on a number of factors, many of which are not in the control of Primoris. Business in the construction industry is cyclical. Primoris depends in part on spending by companies in the energy, and oil and gas industries, as well as on water and wastewater customers that are primarily municipalities. As a result, the volume of business may be adversely affected by general declines in new projects from the energy sector or water and wastewater sector. Economic factors outside of the control of Primoris may affect the amount and size of new contracts to be awarded in any particular period.

Currently, Primoris is benefiting from strong demand for increased, more efficient and more environmentally friendly energy and power facilities and from the strength of the oil and gas industry. This trend may not continue and is dependent on many factors that are not in the control of Primoris. Both segments benefit from this trend.

Primoris’s Construction Services segment is more dependent on municipalities for new projects than is its Engineering segment. During an economic downturn, with decreased state or local tax revenue, governmental bodies may elect to defer large construction projects. This could have an impact on Primoris’s ability to secure new projects and may impact Primoris’s revenues and earnings in the Construction Services segment in the future.

Primoris’s strategy is to limit its dependence on any one sector of the engineering and construction business through diversification, and by providing services to various customer groups. These include pipeline transportation companies, utilities, power plants, petrochemical facilities and refineries, as well as water and wastewater clients and owners of multi-level parking structures.

Management believes the trend of increased revenue and earnings from 2007 to 2008 is a result of this strategy of diversification. While revenue and profit of specific operating units may vary from quarter-to-quarter and year-to-year, Primoris’s overall trend in the last three years has been positive. Management believes that the positive overall trend in revenue and earnings should continue in 2008.

Seasonality and Cyclicality

Primoris’s results of operations can be subject to seasonal variations. During the winter months, weather can impact Primoris’s ability to work off backlog. In addition, demand for new projects is generally lower during the winter months due to reduced construction activity based on weather concerns. As a result, Primoris generally experiences higher revenues and earnings in the third and fourth quarters of the year than in the first two quarters. Additionally, because of the cyclical nature of its business as described above, the financial results for any period may fluctuate depending on whether Primoris is awarded projects.

Accordingly, Primoris’s financial condition and operating results may vary significantly from quarter-to-quarter and may not be indicative of its financial condition or operating results for any other quarter or for an entire year. Additional factors that could cause or contribute to variations in Primoris’s financial condition and operating results include, among others, those described in the “Risk Factors” section of the Initial Filing, those described under the subheading “Material Trends and Uncertainties” in this “Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the following: changes in Primoris’s mix of customers, projects, contracts and business; regional and/or general economic conditions; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing weather conditions; termination of existing agreements or contracts; budgetary spending patterns of customers; increases in construction costs that Primoris may be unable to pass through to its customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor to execute specific projects; changes in bonding requirements and bonding availability applicable to existing and new agreements; costs Primoris incurs to support growth internally or through acquisitions or otherwise; timing and volume of work under contract; and losses experienced in Primoris’s operations not otherwise covered by insurance.

Three and Six Months Ended June 30, 2008 Compared to Three and Six Months Ended June 30, 2007

Revenue

The quarter-to-quarter comparison of revenue by segment is as follows:

	Three Months Ended June 30,
	2008		2007
Segment:	Revenue	% of Revenue	Revenue	% of Revenue	Increase/ Decrease	% Change
	(Dollars in Thousands)
Construction Services	$120,329	84.5%	$94,364	85.6%	$25,965	27.5%
Engineering	22,115	15.5	15,847	14.4	6,268	39.6%
Total revenue	$142,444	100.0%	$110,211	100.0%	$32,233	29.2%

The six months to six months comparison of revenue by segment is as follows:

	Six Months Ended June 30,
	2008		2007
Segment:	Revenue	% of Revenue	Revenue	% of Revenue	Increase/ Decrease	% Change
	(Dollars in Thousands)
Construction Services	$266,696	85.5%	$192,989	86.1%	$73,707	38.2%
Engineering	45,138	14.5	31,059	13.9	14,079	45.3%
Total revenue	$311,834	100.0%	$224,048	100.0%	$87,786	39.2%

The increase in the Construction Services segment revenue primarily was a result of an increase in Industrial group activity for the refining industry, from $14,000,000 and $24,000,000 during the three and six months ended June 30, 2007, respectively, to $25,000,000 and $90,000,000 for the three and six months ended June 30, 2008, respectively. The increase was partially offset by a decrease in revenue in the Underground group to $33,657,000 and $64,480,000 in the three and six months ended June 30, 2008, respectively, from $43,652,000 and $87,874,000 in the three and six months ended June 30, 2007, respectively, primarily due to more selective bidding of water and sewer projects.

Industrial group revenue was low in the six months ended June 30, 2007 due in part to clients being delayed in obtaining project permits, and postponement of certain projects in California. The Industrial group benefited in the three and six months ended June 30, 2008 from increased work in the oil refinery business due to strong profitability of the oil companies. Primoris cannot predict how long the oil industry will continue to experience strong profitability or whether the oil companies will continue to invest in upgrades and additions to their facilities. In addition, Primoris is currently benefiting from increased opportunity in the power sector. If the power sector and the oil and gas industry were to experience a downturn and Primoris was unable to identify and obtain business from other growth sectors, revenue would decrease.

Engineering segment revenue increased primarily as a result of continued expansion in the refining and energy sector and Primoris’s entry into an alliance agreement with a major client in November 2007. While the alliance agreement is cancelable by either party on thirty days’ notice, the history of these agreements and the expectation of management is that Primoris will continue to service this major client for at least the years of 2008 and 2009. Alliance projects generated $9,500,000 and $21,100,000 of revenue in the three and six months ended June 30, 2008, respectively, compared to $2,100,000 and $4,200,000 in the three and six months ended June 30, 2007, respectively.

Gross Profit

A quarter-to-quarter comparison of gross profit by segment and gross profit as a percentage of segment revenue is as follows:

	Three Months Ended June 30,
	2008		2007
Segment:	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
	(Dollars in Thousands)
Construction Services	$13,203	11.0%	$10,793	11.4%
Engineering	1,431	6.5%	1,585	10.0%
Total gross profit	$14,634	10.2%	$12,378	11.2%

A six month-to-six month comparison of gross profit by segment and gross profit as a percentage of segment revenue is as follows:

	Six Months Ended June 30,
	2008		2007
Segment:	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
	(Dollars in Thousands)
Construction Services	$27,999	10.5%	$19,354	10.0%
Engineering	2,848	6.3%	2,777	8.9%
Total gross profit	$30,847	9.9%	$22,131	9.9%

The Construction Services segment gross profit increased primarily as a result of an increase in volume. Primoris expects gross profit as a percentage of segment revenue to remain at this level throughout 2008, as long as the power sector and oil and gas industry maintain their strength.

Engineering segment gross profit for the six months in 2008 increased primarily as a result of an increase in revenue. The decrease in gross profit as a percentage of revenue is principally due to lower profitability on a new project recently initiated, as anticipated. Primoris expects the profitability in this segment to generally increase back to historical levels.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $151,000 (2.2%) to $6,622,000 for the three months ended June 30, 2008 from $6,773,000 for the three months ended June 30, 2007, principally due to a $344,000 gain on the sale of fixed assets, and increased $1,224,000 (9.2%) to $14,623,000 for the six months ended June 30, 2008 from $13,399,000 for the six months ended June 30, 2007, principally due to a $1,489,000 increase in payroll-related expenses required to meet revenue growth.

Selling, general and administrative expenses as a percentage of revenue decreased to 4.7% for the three and six months ended June 30, 2008 compared to 6.2% and 6.0% for the three and six months ended June 30, 2007, respectively. The decrease in selling, general and administrative expenses as a percentage of revenue is due to the achievement of certain efficiencies as a result of increased volume, as certain selling, general and administrative expenses, including some accounting, administrative and management expenses, are fixed and do not increase proportionally with expanded volume. As a result of the merger with Rhapsody, the combined company has begun incurring increased selling, general and administrative expenses as a result of public company reporting obligations.

Operating Income

The $2,407,000 (42.9%) increase in operating income to $8,012,000 for the three months ended June 30, 2008 from $5,605,000 for the three months ended June 30, 2007, and the $7,492,000 (85.8%) increase in operating income to $16,224,000 for the six months ended June 30, 2008 from $8,732,000 for the six months ended June 30, 2007, were due primarily to a rise in revenue and in gross profit. The increase in operating income was partially offset by the increase in selling, general and administrative expenses.

Other Income

The non-operating income and expense items for the three and the six months ended June 30, 2008 and 2007 are set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
Other Income:	2008	2007	2008	2007
	(In Thousands)
Equity income from non-consolidated joint ventures	$1,204	$370	$3,027	$70
Foreign exchange loss	(41)	(15)	(22)	(40)
Interest income	374	399	983	786
Interest expense	(521)	(435)	(1,207)	(887)
Total other income	$1,016	$319	$2,781	$629

For the three and the six months ended June 30, 2008, Primoris recognized equity income of $1,204,000 and $3,027,000, respectively, from the Otay Mesa Power Partners (“OMPP”) joint venture, an energy plant construction project in California which is anticipated to be completed in 2009. Equity income from non-consolidated joint ventures for the three and six months ended June 30, 2007 consisted of the 49% share in the profits of ARB Arendal, a joint venture in Monterrey, Mexico. In December 2007, Primoris made the decision to record a $3,588,000 other than temporary impairment of its investment in ARB Arendal because of a client dispute with an uncertain outcome. Management’s strategy has been to limit its participation in joint ventures, and the expectation is that Primoris will participate only selectively in joint ventures in the future.

Foreign exchange loss for the three and six months ended June 30, 2008 and foreign exchange loss for the three and six months ended June 30, 2007 reflect currency exchange fluctuations of the United States dollar compared to the Canadian dollar. Primoris’s contracts in Calgary, Canada are sold based on United States dollars, but a portion of the work is paid for with Canadian dollars, which can create a currency exchange difference. As discussed in “Quantitative and Qualitative Disclosures About Market Risk,” Primoris began hedging its currency on these contracts to moderate any gains or losses on January 1, 2008.

Interest income increased in the six months ended June 30, 2008 compared to the six months ended June 30, 2007 due to higher average cash balances in the 2008 period, which in turn resulted from higher revenue and profits of Primoris. Despite the higher cash balances , interest income for the three months ended June 30, 2008 declined compared to the three months ended June 30, 2007, because of declining interest rates, and management’s decision to invest the excess cash balances in Treasury bills rather than commercial paper.

Future interest income is dependent on interest rates and Primoris’s cash balances. While Primoris anticipates maintaining significant cash balances, the closing of the merger with Rhapsody involves a reduction in Primoris’s cash balance and therefore a reduction in Primoris’s interest income. In addition, acquisitions and other opportunities may reduce cash-on-hand. Also, the volatility of interest rates limits management’s ability to predict trends in interest income.

Interest expense increased for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007 due to the financing of newly purchased equipment and the increase in long-term debt. Primoris expects to continue to finance equipment acquisitions with increases in long-term debt.

Provision for Income Taxes

The provision for income taxes for the three and six months ended June 30, 2008 was at the same level as for the six and three months ended June 30, 2007. For United States federal income tax purposes, Primoris was taxed under Subchapter S of the Internal Revenue Code and, accordingly, any United States federal income tax obligation was the personal liability of the stockholders. The provision for income taxes for the three and six months ended June 30, 2008 and 2007 is principally the result of Canadian taxable income.

Following the July 31, 2008 merger with Rhapsody, the combined company is being taxed for federal income tax purposes under Subchapter C of the Internal Revenue Code. The income of a C corporation is taxed, whereas the income of an S corporation (with a few exceptions) is not taxed under the federal income tax laws. In addition, Primoris has become subject to state income tax in the jurisdictions in which it does business, including California. Accordingly management anticipates that in periods following the merger, Primoris could have a combined federal and state income tax expense approximating 40% of income before income taxes.

Net Income

Due principally to the increase in revenue, the improvement in gross profit as a percentage of revenue, and the increase in income attributable to non-consolidated joint ventures, net income for the three and six months ended June 30, 2008 increased $3,025,000 (106.4%) and $9,564,000 (52.7%) to $8,769,000 and $18,551,000, respectively, compared to $5,744,000 and $8,987,000 for the three and six months ended June 30, 2007, respectively.

Liquidity and Capital Resources

Results and Financial Position

Cash Flows

Three and Six Months Ended June 30, 2008 and 2007

At June 30, 2008, Primoris had a cash balance of $80,272,000 compared to a cash balance of $19,218,000 at June 30, 2007. Cash flows during the three and six months ended June 30, 2008 and 2007 are summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Cash Flow:	2008	2007	2008	2007
	(In Thousands)
Net cash provided by (used in) operating activities	$27,343	$(2,711)	$40,816	$14,790
Net cash (used in) investing activities	(1,529)	(145)	(2,312)	(299)
Net cash (used in) financing activities	(13,629)	(6,397)	(21,198)	(8,388)
Net change in cash	$12,185	$(9,253)	$17,306	$6,103

Operating Activities

The $27,343,000 of cash provided by operating activities for the three months ended June 30, 2008 consisted principally of $8,769,000 of net income plus $1,538,000 of depreciation and amortization, a decrease of $26,288,000 in accounts receivable and $1,138,000 of cost and estimated earnings in excess of billings, and increases in billings in excess of cost and estimated earnings of $2,356,000 and accrued expenses of $2,305,000. The increase in cash was partially offset by an $860,000 increase in restricted cash and a $12,879,000 decrease in accounts payable.

The $2,711,000 of cash used in operating activities for the three months ended June 30, 2007 consisted principally of net income of $5,744,000 plus $1,225,000 of depreciation and amortization, and a $226,000 decrease in inventory and increases in accounts payable of $4,599,000 and billings in excess of cost and estimated earnings of $2,593,000, and accrued expenses of $726,000. The increase in cash was partially offset by increases in restricted cash of $1,541,000, accounts receivable of $14,833,000, cost and estimated earnings in excess of billings of $786,000, and other assets of $266,000.

The $40,816,000 of cash provided by operating activities for the six months ended June 30, 2008 consisted principally of net income of $18,551,000 plus depreciation and amortization of $2,985,000, decreases in accounts receivable of $30,032,000, restricted cash of $781,000, other assets of $884,000, and inventory of $69,000, and an increase in billings in excess of costs and estimated earnings of $12,080,000. The increase in cash was partially offset by increases in cost and estimated earnings in excess of billings of $7,829,000 and accrued expenses of $273,000, and a decrease in accounts payable of $13,528,000.

The $14,790,000 of cash provided by operating activities for the six months ended June 30, 2007 consisted principally of net income of $8,987,000 plus depreciation and amortization of $2,417,000, a decrease in accounts receivable of $8,018,000, and increases in accounts payable of $138,000 and billings in excess of cost and estimated earnings of $4,573,000. The increase in cash was partially offset by increases in restricted cash of $3,100,000, cost and estimated earnings in excess of billings of $3,261,000, other assets of $535,000, and inventory of $121,000, and a $1,548,000 decrease in accrued expenses.

The primary drivers of the operating cash flows in the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007 were the increase in net income, driven in large part by the increase in revenue and the increase in billings in excess of costs. The increases in net income and revenue are discussed in “Results of Operations” above. The increases in billings in excess of costs and estimated earnings were principally due to improved billing and collection procedures, the nature and type of projects, and the general market environment.

As of June 30, 2008 and 2007, accounts receivable, net, represented 37.1% and 51.3% of total assets, respectively. Primoris has an excellent collection history stemming from many factors, including performing work for recurring customers, and substantial pre-acceptance review of the financial worthiness and credit history of new customers. Primoris bills customers on an ongoing basis as projects are being constructed. As a contractor, Primoris has certain lien rights that can provide additional security on the accounts receivables that are generated, and give priority to Primoris over lenders or other creditors of the project. Primoris expects that the collectability of accounts receivable will continue to be strong throughout 2008.

Decreases in accounts payable are principally due to Primoris taking advantage of discounts and early pay incentives due to its strong cash position. Primoris expects to continue this policy.

Investing Activities

Primoris purchased property and equipment for $4,976,000 and $10,740,000 in the three months ended June 30, 2008 and 2007, respectively, and $4,786,000 and $2,148,000 in the six months ended June 30, 2008 and 2007, respectively, principally for its construction projects. Primoris believes the ownership of equipment is generally preferable to renting equipment on a project by project basis, as ownership helps to ensure the equipment is available as needed. In addition, such ownership has historically resulted in lower overall equipment costs. Primoris attempts to enter into contracts for projects that will keep its equipment utilized in order to increase profit. All equipment is subject to scheduled maintenance to insure reliability.

Major equipment not currently utilized is often rented to third parties to reduce overall equipment costs. Primoris also received proceeds from the sale of used equipment of $207,000 and $787,000 in the three months ended June 30, 2008 and 2007 and $171,000 and $619,000 in the six months ended June 30, 2008 and 2007, respectively. Primoris periodically sells equipment, typically to update its fleet.

During the three and six months ended June 30, 2008, Primoris received a total of $566,000 in non-consolidated equity distributions of capital from the OMPP joint venture that commenced in third quarter of 2007.

Financing Activities

Financing activities required the use of $13,629,000 and $6,397,000 of cash during the three months ended June 30, 2008 and 2007, respectively, and $21,198,000 and $8,388,000 of cash during the six months ended June 30, 2008 and 2007, respectively. Significant transactions using cash flows from financing activities included:

•
$11,903,000 and $18,018,000 of cash distributions to stockholders during the three and six months ended June 30, 2008, respectively, and $5,616,000 and $6,889,000 of cash distributions during the three and six months ended June 30, 2008 and 2007, respectively. Primoris provided distributions to stockholders principally to allow them to pay their personal income tax liability stemming from the profits of Primoris; and

•
$1,726,000 and $3,180,000 in repayment of long-term debt during the three and six months ended June 30, 2008 and 2007, respectively, and $781,000 and $1,499,000 in repayment of long-term debt during the three and six months ended June 30, 2008 and 2007, respectively, based on scheduled maturities of the debt.

Significant transactions providing cash flows from financing activities were proceeds from long-term borrowings of $7,075,000 during the six months ended June 30, 2008, principally to fund the acquisition of new construction equipment. Primoris intends to continue to fund the acquisition of equipment through borrowings rather than utilizing its cash balances because it believes this improves Primoris’s overall liquidity position.

Capital Requirements

Working capital at June 30, 2008 decreased $157,000 (0.3%) to $51,373,000 from $51,470,000 at December 31, 2007. The decrease in working capital was driven by decreases in restricted cash, accounts receivable and inventory and increases in billings in excess of costs and estimated earnings, and current portion of long-term debt and capital leases; partially offset by increases in cash and costs and estimated earnings in excess of billings and a decrease in accounts payable.

During the six months ended June 30, 2008 and the year ended December 31, 2007, the operations of Primoris provided cash of $40,816,000 and $67,684,000, respectively. While these are substantial cash inflows, $7,829,000 and $26,512,000 of these respective amounts represented billings in excess of costs and estimated earnings, meaning that Primoris received cash prior to performing the required work, and, if there is a general reduction in the amount of work being performed by Primoris, Primoris may experience decreases in cash as Primoris uses the cash paid in advance to complete the work to be performed.

Pursuant to the merger between Rhapsody and Primoris, Primoris distributed approximately $48,947,000 to its stockholders immediately prior to the closing of the merger on July 31, 2008. In addition, on July 31, 2008, Rhapsody’s trust fund was liquidated and the proceeds ($41,299,855, including earned interest that had not been used to fund Rhapsody’s operations prior to the merger) were distributed. Of these proceeds, $776,782 was distributed to EarlyBirdCapital, Inc. ($414,000 of deferred underwriting fees, $360,000 of investment banking fees and $2,782 of deal-related out-of-pocket expenses), $612,916 was distributed for services provided in relation to the merger transaction ($366,746 for legal, $9,600 for accounting, $42,697 for printing, $52,245 for investor relations, $13,500 for proxy solicitation, $8,128 for data services, and $120,000 for NASDAQ filing fees), $52,500 was distributed to Crescendo Advisors II LLC for monthly administrative fees in arrears, $6,580 was distributed to BDO Seidman, LLP for the review of Rhapsody’s June 30, 2008 Form 10-QSB, $190,000 was distributed to the merged company to pay accrued taxes and other accrued expenses for Rhapsody, and the remaining $39,661,076 was distributed to the merged company for general corporate use.

Holders of 447,461 shares of Rhapsody’s common stock voted against the merger with Primoris. If conversion rights are exercised with respect to all of those shares, then the holders of those shares would receive approximately $7.98 per share, or an aggregate of $3,570,739, from the funds that had been held in the trust fund.

Primoris believes that it will be able to support the combined company’s ongoing working capital needs through cash on hand, operating cash flows and the availability under its existing credit facilities. In March 2007, Primoris entered into a revolving line of credit agreement payable to a bank group with an interest rate of prime or at LIBOR plus an applicable margin. The revolving line is secured by substantially all of the assets of Primoris. Under the line of credit agreement, Primoris can borrow up to $30,000,000, and all amounts borrowed under the line of credit are due March 31, 2010.

The line of credit agreement contains substantial restrictive covenants, including, among others, restrictions on investments, minimum working capital and tangible net worth requirements. The material financial ratios and tests are as follows:

•
Primoris shall maintain a tangible net worth of $35,000,000. The tangible net worth shall be reset annually commencing with the fiscal year ending December 31, 2009 to increase by an amount equal to 40% of net income for that fiscal year.

•	Primoris shall maintain a ratio of total debt to tangible net worth of less than 1.75 to 1.00.

•	Primoris shall maintain a debt service coverage ratio in excess of 1.25 to 1.00.

Primoris was in compliance with all restrictive covenants during the six months ended June 30, 2008 and during 2007.

Contractual Obligations

As of June 30, 2008, Primoris had $31,394,000 of outstanding long-term debt and no short-term borrowings. A summary of contractual obligations as of June 30, 2008 is as follows:

	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Long-term debt	$31,394	$6,558	$11,576	$11,478	$1,782
Interest on long-term debt(1)	5,103	1,741	2,320	1,012	30
Equipment operating leases	13,038	2,162	7,530	3,284	62
Equipment operating leases-related parties	1,071	269	702	100	—
Real property leases	6,496	744	2,289	1,908	1,555
Real property leases – related parties	4,976	447	1,528	1,367	1,634
	$62,078	$11,921	$25,945	$19,149	$5,063
Stand-by letter of credit	$6,048	$1,910	$1,117	$3,021	$—

(1)
Represents interest payments to be made on Primoris’s fixed rate debt, which is described in note 12 to Primoris’s annual financial statements incorporated by reference in this Amendment and the Initial Filing. All interest payments assume that principal payments are made as originally scheduled.

Primoris and its subsidiaries enter into agreements with banks for the banks to issue letters of credit to clients or potential clients for two separate purposes as follows:

•
Born Heaters Canada, a Primoris subsidiary, has entered into contracts for the performance of delivery of engineered equipment, which require letters of credit. These letters of credit may be drawn upon by the client in instances where Born Heaters Canada fails to provide the contracted services or equipment. Most of these letters of credit are for Canadian exports, and are guaranteed for 90% by Economic Development Bank of Canada against “unfair” calling.

•
Insurance companies may from time to time require letters of credit to cover the risk of insurance deductible programs. These letters of credit can be drawn upon by the insurance company if Primoris fails to pay the deductible of certain insurance policies in case of a claim.

No liability is currently recorded on the consolidated balance sheets related to parental guarantees on behalf of its subsidiaries related to the outstanding letters of credit.

Total long-term debt increased in the six months ended June 30, 2008 by $3,895,000 from December 31, 2007, primarily due to financing the purchase of new equipment with long-term debt.

Off Balance Sheet Transactions

Other than letters of credit issued under Primoris’s $30,000,000 line of credit outlined in the table above, the equipment operating leases outlined in the table above, and Primoris’s obligations under the surety and performance bonds described below, Primoris does not have any other transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

In the ordinary course of its business, on some of its projects, Primoris is required by its customers to post surety bid or completion bonds in connection with services that Primoris provides to them. As of June 30, 2008 and December 31, 2007, Primoris had $331,000,000 and $427,500,000, respectively, in outstanding bonds, as noted in the notes to Primoris’s financial statements.

Backlog

In the industries in which Primoris operates, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. Backlog is difficult to determine accurately and different companies within this industry may define backlog differently. Primoris refers to its estimated revenue on uncompleted contracts, including the amount of revenue on contracts on which work has not begun, minus the revenue Primoris has recognized under such contracts, as “backlog.” Primoris calculates backlog differently for different types of contracts. For its fixed price contracts, Primoris includes the full remaining portion of the contract in its calculation of backlog. For unit-price, time-and-equipment, time-and-materials and cost-plus contracts, no projected revenue is included in the calculation of backlog, regardless of the durations of the contracts.

Most contracts may be terminated by Primoris customers on short notice, typically 30 to 90 days, but sometimes less. Reductions in backlog due to cancellation by a customer or for other reasons could significantly reduce the revenue and profit Primoris actually receives from contracts in backlog. In the event of a project cancellation, Primoris may be reimbursed for certain costs but typically has no contractual right to the total revenues reflected in backlog. Projects may remain in backlog for extended periods of time. Given these factors and its method of calculating backlog, Primoris’s backlog at any point in time may not accurately represent the revenue that Primoris expects to realize during any period. Additionally, Primoris’s backlog as of the end of a year may not be indicative of the revenue Primoris expects to earn in the following year.

At December 31, 2007, Primoris’s total backlog increased $189,912,000, or 69.5%, to $463,121,000 from $273,209,000 at December 31, 2006. Primoris expects that approximately $364,580,000 or about 79%, of its existing total backlog at December 31, 2007, will be recognized as revenue during 2008.

The following table shows Primoris’s backlog by operating segment as of December 31, 2007 and 2006:

	Year Ended December 31,
	2007		2006
	Backlog	% of Total	Backlog	% of Total
	(Dollars in Thousands)
Construction Services	$352,946	76.2%	$230,224	84.3%
Engineering	110,175	23.8	42,985	15.7
Total backlog	$463,121	100.0%	$273,209	100.0%

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Primoris adopted SFAS No. 159 as of January 1, 2008, and the adoption did not have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures.” This Statement defines fair value, establishes a framework for measuring fair value under GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Primoris has adopted SFAS No. 157 as of January 1, 2008, and the adoption did not have a material effect on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R replaces SFAS No. 141, “Business Combinations,” although it retains the fundamental requirement in SFAS No. 141 that the acquisition method of accounting be used for all business combinations. SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Primoris is currently assessing the potential effect of SFAS No. 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, SFAS No. 160 requires (a) the noncontrolling interest to be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. SFAS No. 160 is effective for Primoris beginning January 1, 2009. SFAS No. 160 is to be applied prospectively, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. Primoris is currently assessing the potential effect of SFAS No. 160 on its financial statements.

In July 2006, the FASB issued Financial Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for United States reporting companies for fiscal years beginning after December 15, 2006, with early adoption permitted. Primoris has adopted FIN 48 as of January 1, 2007, and the adoption did not have a material effect on its financial statements.

Effects of Inflation and Changing Prices

Primoris’s operations are affected by increases in prices, whether caused by inflation or other economic factors. Primoris attempts to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions in certain major contracts or by considering the estimated effect of such increases when bidding or pricing new work.

Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and accounts payable and accrued liabilities shown in Primoris’s consolidated balance sheets approximate fair value at June 30, 2008 and December 31, 2007 due to the generally short maturities of these items. At December 31, 2007, Primoris invested primarily in short-term dollar denominated bank deposits. Primoris expects to hold its investments to maturity.

At June 30, 2008, all of Primoris’s long-term debt was under fixed interest rates. In January 2008, Primoris paid off its $1,221,000 balance of borrowings under variable interest rate arrangements.

In January 2008, Primoris purchased two derivative financial instruments for the purpose of hedging future currency exchange in Canadian dollars. The contracts enabled Primoris to purchase Canadian dollars before certain dates in 2008 at certain exchange rates. The fair values of these contracts were $3,000,000 and $2,000,000 in United States dollars, respectively, and the related Canadian dollars sold were CDN$3,005,000 and CDN$2,004,000, respectively. These contracts expired in March and June 2008, respectively. The related gain or loss on these contracts was not significant. Management intends to continue to hedge foreign currency risks in those situations where it believes such transactions are prudent.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information contained in Item 5.03 of the Initial Filing is incorporated by reference herein. As indicated in Item 5.03 of the Initial Filing, on August 5, 2008, Rhapsody’s board of directors approved a change in its fiscal year end from March 31 to December 31. No transition report is required to be filed because Rhapsody is a former shell company and is filing updated financial information for Primoris through June 30, 2008 in Items 2.01 and 9.01 of this Amendment.

Item 8.01. Other Events

Reportable Operating Segments

Primoris organizes its operations into the following five groups:

•
The Underground group installs, replaces, repairs and rehabilitates natural gas, refined product, and water and wastewater pipelines. Substantially all of Primoris’s pipeline and distribution projects involve underground installation of pipe with diameters ranging from one-half to 102 inches.

•
The Industrial group provides a comprehensive range of services, from turnkey construction to retrofits, upgrades, repairs, and maintenance of industrial plants and facilities. It executes contracts as the prime contractor or as a subcontractor utilizing a variety of delivery methods including fixed price competitive bids, fixed fee, cost plus and a variety of negotiated incentive based contracts.

•	The Structures group designs and constructs complex commercial and industrial cast-in-place concrete structures and specializes in construction of concrete parking structures.

•
The Water and Wastewater group specializes in design-build, general contracting and construction management of facilities and plants dedicated to reverse osmosis, desalinization, conventional water treatment, water reclamation, wastewater treatment, sludge processing, solid waste, pump stations, lift stations, power generation cooling, cogeneration, flood control, wells and pipeline projects, primarily in the Southeastern United States.

•
The Engineering group specializes in designing, supplying, and installing high-performance furnaces, heaters, burner management systems, and related combustion and process technologies for clients in the oil refining, petrochemical, and power generation industries. It furnishes turn-key project management with technical expertise and the ability to deliver custom engineering solutions worldwide.

In preparation for the merger referenced in Item 2.01 of this Amendment, Primoris prepared financial statements that reported each of Primoris’s five operating groups as a separate reportable operating segment. However, upon further analysis of Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” Primoris’s management determined that it is more appropriate and desirable to disclose information using two only reportable operating segments, namely: Construction Services, consisting of the first four groups named above, and Engineering. Primoris believes that the use of two reportable segments will enhance Primoris’s ability to present a more understandable presentation of its performance, prospects for future net cash flows, and general strategic and financial condition and will avoid the need for duplicative explanations of volume and gross margin behaviors of each of the four groups within the Construction Services segment.

Accordingly, the financial statements and financial information presented in this Amendment with respect to the three and six month periods ended June 30, 2008 and 2007 were prepared on the basis of the revised segmentation. In addition, Primoris is recasting the presentation of its reportable operating segments included or incorporated by reference in certain sections of the Initial Filing to conform to the new segment structure. Included as Exhibits 99.1 and 99.2 of this report are the following items recast only to reflect the above change to Primoris’s reportable operating segments:

•	Primoris’s Consolidated Financial Statements for the Years Ended December 31, 2007, 2006 and 2005

•	Excerpt from Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The following financial statements of Primoris and its consolidated subsidiaries are included or incorporated by reference in this Amendment:
Page
Annual Financial Statements

Report of Independent Registered Public Accounting Firm	FS-18 (*)

Consolidated Balance Sheets as of December 31, 2007 and 2006	FS-19 (*)

Consolidated Statements of Income for the Years Ended December 31, 2007, 2006 and 2005	FS-20 (*)

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005	FS-21 (*)

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	FS-22 (*)

Notes to Financial Statements	FS-24 (*) to FS-39 (*)

Interim Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2008 (Unaudited) and December 31, 2007	F-1

Condensed Consolidated Statements of Income and Retained Earnings for the Three and Six Months Ended June 30, 2008 and 2007 (Unaudited)	F-2

Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2008 and 2007 (Unaudited)	F-3

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-5

Condensed Consolidated Balance Sheets as of March 31, 2008 (Unaudited) and December 31, 2007	FS-2 (*)

Condensed Consolidated Statements of Income and Retained Earnings for the Three Months Ended March 31, 2008 and 2007 (Unaudited)	FS-3 (*)

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007 (Unaudited)	FS-4 (*)

Notes to Condensed Consolidated Financial Statements (Unaudited)	FS-5 (*) to FS-17 (*)

(*)	Incorporated by reference to the corresponding page contained in Amendment No. 1 to Form S-4 (Registration No. 333-150343) that Rhapsody filed on July 9, 2008.

PRIMORIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,272	$62,966
Restricted cash	9,203	9,984
Accounts receivable, net	83,275	113,307
Costs and estimated earnings in excess of billings	18,914	11,085
Inventory	2,269	2,458
Prepaid expenses and other current assets	1,913	1,793
Total current assets	195,846	201,593

Property and equipment, net	23,613	16,143
Other assets	430	922
Investment in non-consolidated joint ventures	1,811	—
Other intangible assets, net	70	88
Goodwill	2,485	2,227
Total assets	$224,255	$220,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,264	$66,792
Billings in excess of costs and estimated earnings	66,223	54,143
Accrued expenses and other current liabilities	18,488	18,215
Distributions payable	—	6,115
Current portion of capital leases	1,888	892
Current portion of long-term debt	4,670	3,966
Total current liabilities	144,533	150,123

Long-term debt, net of current portion	23,254	21,433
Long-term capital leases, net of current portion	1,582	1,208
Other long-term liabilities	1,315	1,286
Total liabilities	170,684	174,050

Stockholders' equity
Common stock - $.001 stated value; Authorized: 250,000 shares; issued and outstanding: 4,368 at June 30, 2008 and December 31, 2007.	—	—
Additional paid-in capital	1,307	1,307
Retained earnings	52,161	45,513
Accumulated other comprehensive income	103	103
Total stockholders' equity	53,571	46,923
Total liabilities and stockholders' equity	$224,255	$220,973

See accompanying notes.

PRIMORIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(IN THOUSANDS)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues	$142,444	$110,211	$311,835	$224,048
Cost of revenues	127,810	97,833	280,988	201,917
Gross profit	14,634	12,378	30,847	22,131

Selling, general and administrative expenses	6,622	6,773	14,623	13,399
Operating income	8,012	5,605	16,224	8,732

Other income (expense):
(Loss) income from non-consolidated entities	1,204	370	3,027	770
Foreign exchange gain (loss)	(41)	(15)	(22)	(40)
Interest income	374	399	983	786
Interest expense	(521)	(435)	(1,207)	(887)
Income before provision for income taxes	9,028	5,924	19,005	9,361

Provision for income taxes	(259)	(180)	(454)	(374)
Net income	8,769	5,744	18,551	8,987

Retained earnings beginning of the period	47,969	42,327	46,923	42,207

Distributions to stockholders	(3,167)	(3,766)	(11,903)	(6,889)

Retained earnings, end of the period	$53,571	$44,305	$53,571	$44,305

See accompanying notes.

PRIMORIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$8,769	$5,744	$18,551	$8,987
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,529	1,193	2,967	2,352
Amortization of other intangible assets	9	32	18	65
Gain on sale of property and equipment	(344)	(93)	(484)	(152)
Income from non-consolidated joint ventures	(1,204)	(372)	(3,027)	(770)
Changes in assets and liabilities:
Restricted cash	(860)	(1,541)	781	(3,100)
Accounts receivable	26,288	(14,833)	30,032	8,018
Costs and estimated earnings in excess of billings	1,138	(786)	(7,829)	(3,261)
Inventory, prepaid expenses and other current assets	(150)	226	69	(121)
Other assets	370	(266)	884	(535)
Accounts payable	(12,879)	4,599	(13,528)	138
Billings in excess of costs and estimated earnings	2,356	2,593	12,080	4,573
Accrued expenses and other current liabilities	2,305	726	273	(1,548)
Other long-term liabilities	16	67	29	144
Net cash provided by (used in) operating activities	27,343	(2,711)	40,816	14,790

Cash flows from investing activities:
Purchase of property and equipment	(2,148)	(316)	(3,665)	(506)
Proceeds from sale of property and equipment	619	171	787	207
Non-consolidated entity distributions	—	—	566	—
Net cash used in investing activities	(1,529)	(145)	(2,312)	(299)

Cash flows from financing activities:
Repayment of long-term debt	(1,726)	(781)	(3,180)	(1,499)
Cash distributions to stockholders	(11,903)	(5,616)	(18,018)	(6,889)
Net cash used in financing activities	(13,629)	(6,397)	(21,198)	(8,388)

Net change in cash and cash equivalents	12,185	(9,253)	17,306	6,103
Cash and cash equivalents at beginning of period	68,087	28,471	62,966	13,115
Cash and cash equivalents at end of the period	$80,272	$19,218	$80,272	$19,218

See accompanying notes.

PRIMORIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(IN THOUSANDS)

	Six months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION

Cash paid during the period for:

Interest	$521	$887	$1,207	$887

Income taxes	$259	$374	$454	$374

ACTIVITIES

Obligations incurred for the acquisition of property and equipment	$7,075	$4,470	$7,075	$4,470

See accompanying notes.

PRIMORIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 1—Nature of Business and Summary of Significant Accounting Policies

Operations

Primoris Corporation, a Nevada corporation (“Primoris”), is currently organized as an S-corporation. Primoris’ consolidated financial statements include the accounts of Primoris and its wholly-owned subsidiaries ARB, Inc., ARB Structures, Inc., Onquest, Inc., Born Heaters Canada, ULC, Cardinal Contractors, Inc., Cardinal Mechanical, L.P., Pipeline Trenching LLC, Stellaris LLC and ARB Ecuador, Ltda., collectively referred to hereinafter as the “Company.” All significant intercompany transactions have been eliminated in consolidation.

The Company is engaged in various construction and engineering activities. The Company’s underground and directional drilling operations install, replace and repair natural gas, petroleum, telecommunications and water pipeline systems. The Company’s industrial, civil and engineering operations construct and provide maintenance services to industrial facilities including power plants, petrochemical facilities, and other processing plants, and construct multi-level parking structures.

General

The accompanying unaudited interim Condensed Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim financial statement rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Condensed Consolidated Financial Statements. The interim operating results are not necessarily indicative of the results for a full year or any other interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. The Consolidated Condensed Financial Statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Amendment No. 1 to Form 8-K for July 31, 2008.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

FIN 46(R)

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46(R), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51.”  The Company adopted FIN 46(R) as of January 1, 2005.  The only potential variable interest entities with which the Company is associated are the entities disclosed in Note 11 under “Leases.”  These entities are the lessors of buildings and equipment to the Company.  The Company has determined that the lessors are not variable interest entities; therefore, there was no impact of this interpretation on the financial position and results of operations for the periods presented.

PRIMORIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 1—Nature of Business and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates affecting the consolidated financial statements that are particularly significant include revenue recognition, recoverability of long-lived assets, income taxes, allowance for doubtful accounts and commitments and contingencies.

Foreign operations - The Company maintains operations outside of the United States. In addition to its investment in ARB Arendal (Note 5), the Company also maintains operations in Ecuador and Canada. At June 30, 2008, the Company had operations with assets aggregating approximately $1,900 and $9,100 in Ecuador and Canada, respectively. At December 31, 2007, the Company had operations with assets aggregating approximately $3,100 and $15,000 in Ecuador and Canada, respectively.

Worker’s compensation insurance - The Company self-insures worker’s compensation claims to a certain level. The Company maintained a self-insurance reserve totaling approximately $4,700 and $4,400 at June 30, 2008 and December 31, 2007, respectively. The amount is included in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheets. Actual payments that may be made in the future could materially differ from such reserve.

Functional currencies and foreign currency translation - Through its subsidiaries, the Company maintains foreign operations in Canada and Ecuador.

The United States dollar is the functional currency in Canada and Ecuador, as substantially all monetary transactions are made in that currency, and other significant economic facts and circumstances currently support that position. As these factors may change in the future, the Company periodically assesses its position with respect to the functional currency of foreign subsidiaries. Included in other income is a foreign exchange loss of $22 for the six months ended June 30, 2008 and losses of $40 for the six months ended June 30, 2007.

Revenue recognition - Revenues from fixed-priced contracts are recognized on the percentage-of-completion method based primarily on the ratio of contract costs incurred to date to total estimated contract costs on a per contract basis. Because of inherent uncertainties in estimating costs to complete, it is at least reasonably possible that the estimates used will change in the near term.

Contract costs include all direct costs of labor, subcontractors, materials and equipment as well as those indirect costs that relate to contract performance. Selling, general and administrative costs are charged to expense as incurred. The Company maintains an allowance for contract losses for periods in which such losses are known and determinable. The Company includes the “Provision for estimated losses on uncompleted contracts” in accrued expenses. Changes in job performance, job conditions, estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income. These revisions are recognized in the period in which the revisions are determined. Claims are included in revenues when realization is probable and amounts can be reliably determined. Revenues in excess of contract costs incurred on claims are recognized only when the amounts have been paid.

PRIMORIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 1—Nature of Business and Summary of Significant Accounting Policies (continued)

The caption “Costs and estimated earnings in excess of billings” represents the excess of contract revenues from fixed-priced contracts recognized under the percentage-of-completion method over billings to date. For those fixed-priced contracts in which billings exceed contract revenues recognized to date, such excesses are included in the caption “Billings in excess of costs and estimated earnings.” Revenues on cost-plus and time and materials contracts are recognized as the related work is completed. In accordance with applicable terms of construction contracts, certain retainage provisions are withheld by customers until completion and acceptance of the contracts. Final payments of the majority of such amounts are expected to be receivable in the following operating cycle.

Significant revision in contract estimate - During the six months ended June 30, 2008, certain contracts had revisions in estimates from those projected in 2007. If the revised estimates as of June 30, 2008 had been applied in 2007, the gross profit earned on these contracts would have resulted in a decrease of approximately $1,300 for the year ended December 31, 2007, and an increase of $1,300 in the six months ended June 30, 2008.

Deferred Transaction Costs– The Company capitalizes transaction costs related to the merger (Note 18). These costs will be reflected as a reduction of additional paid-in capital as of the effective date of the merger. At June 30, 2008, approximately $781 was included in prepaid expenses and other current assets related to these deferred transaction costs.

Derivative Instruments and Hedging Activities - The Company utilizes foreign currency hedge agreements to manage foreign currency exchange exposures in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of SFAS No. 133.” As of June 30, 2008 the Company had no such foreign currency hedge agreement outstanding.

Significant Accounting Pronouncements - In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures.” This Statement defines fair value, establishes a framework for measuring fair value in GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Primoris has adopted SFAS No. 157 as of January 1, 2008, and the adoption did not have a material effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Primoris has adopted SFAS No. 159 as of January 1, 2008, and the adoption did not have a material effect on its financial statements.

PRIMORIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 1—Nature of Business and Summary of Significant Accounting Policies (continued)

In July 2006, the FASB issued Financial Interpretation Number (“FIN”) 48, ‘‘Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted.  Effective January 1, 2007, Primoris adopted FIN 48, which did not have a material effect on its financial statements.

Note 2 - Accounts Receivable

The following is a summary of accounts receivable:

	June 30, 2008	December 31, 2007
	(Unaudited)
Contracts receivable, net of allowance for doubtful accounts of $200	$69,115	$96,576
Retention	12,547	14,872
	81,662	111,448

Due from affiliates	507	502
Other accounts receivable	1,106	1,357
	$83,275	$113,307

Amounts “due from affiliates” primarily relate to amounts due from related parties (Notes 5 and 11) for the performance of construction contracts. Contract revenues earned from related parties were approximately $9,341 and $1,268 for the six months ended June 30, 2008 and 2007, respectively. At December 31, 2007 and June 30, 2008, amounts due from OMPP (Note 5) totaling $5,708 and $867, respectively, are included in contracts receivable.

Note 3 - Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at:

	June 30, 2008	December 31, 2007
	(Unaudited)
Costs incurred on uncompleted contracts	$1,002,887	$988,472
Provision for estimated loss on
uncompleted contracts	-	632
Gross profit recognized	65,397	84,606
	1,068,284	1,073,710
Less: billings to date	(1,115,593)	(1,116,768)
	$(47,309)	$(43,058)

PRIMORIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 3 - Costs and Estimated Earnings on Uncompleted Contracts (continued)

This net amount is included in the accompanying consolidated balance sheet under the following captions:

	June 30,	December 31,
	2008	2007
	(Unaudited)
Costs and estimated earnings in excess of billings	$18,914	$11,085
Billings in excess of cost and estimated earnings	(66,223)	(54,143)
	$(47,309)	$(43,058)

Note 4 - Property and Equipment

The following is a summary of property and equipment at:

	June 30,	December 31,
	2008	2007	Useful Life
	(Unaudited)
Land and buildings	$805	$48	30 years
Leasehold improvements	988	988	Lease life
Office equipment	645	709	3-5 years
Construction equipment	48,661	39,535	7 years
Transportation equipment	5,701	6,992	3-7 years
	56,800	48,272
Less: accumulated depreciation and amortization	(33,187)	(32,129)
Net property and equipment	$23,613	$16,143

Note 5 - Equity Method Investments

During 2007, the Company established a joint-venture, “Otay Mesa Power Partners” (“OMPP”), for the sole purpose of constructing a power plant near San Diego, California. The Company has a 40% interest in OMPP and accounts for its investment in OMPP using the equity method. ARB, Inc., the Company’s wholly-owned subsidiary, acts as one of OMPP’s primary subcontractors. ARB has contracts totaling $20,132 with OMPP and recognized $9,341 in related revenues for the six months ended June 30, 2008 and $1,268 for the six months ended June 30, 2007, which is included in the contract revenues earned from related parties as stated in Note 2. At June 30, 2008 and December 31, 2007, $861 and $5,708 , respectively, was due from OMPP under these contracts and is included in accounts receivable. The following is a summary of the financial position as of June 30, 2008 and December 31, 2007 and results of operations for the six months ended June 30, 2008 and June 30, 2007:

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 5 - Equity Method Investments (continued)

	June 30, 2008	December 31, 2007
	(Unaudited)
Otay Mesa Power Partners
Balance sheet data
Assets	$51,837	$37,143
Liabilities	47,311	38,769
Net assets	$4,526	$(1,626)

Company’s equity investment in affiliate	$1,811	$(651)

	Six months ended June 30,
	2008	2007
	(Unaudited)
Earnings data:
Revenue	$48,176	$9,425
Gross profit	7,324	955
Earnings before taxes	$7,568	$997
Company’s equity in earnings	$3,027	$399

The joint venture distributed $1,415 during the six months ended June 30, 2008, and the Company’s share was $566. The joint venture agreement states that distributions made prior to the completion of the contract are considered advances on account of the related partner’s share as determined at the completion of the underlying contract. The deficit shown in the table above due to the excess distributions received has been included in accrued expenses on the Company’s balance sheet.

The Company has a 49% interest in ARB Arendal, SRL de CV (“ARB Arendal”), and accounts for this investment under the equity method. ARB Arendal engages in construction activities in Mexico. The following is a summary of the financial position as of June 30, 2008 and December 31, 2007 and results of operations for the six months ended June 30, 2008 and June 30, 2007:

	June 30, 2008	December 31, 2007
	(Unaudited)
ARB Arendal, SRL de CV
Balance sheet data
Assets	$15,788	$32,358
Liabilities	15,788	35,659
Net assets	$—	$(3,301)

Company’s equity investment in affiliate	$—	$—

	Six months ended June 30,
	2008	2007
	(Unaudited)
Earnings data:
Revenue	$40,091	$45,996
Gross profit	5,892	4,463
Earnings before taxes	$—	$1,571
Company’s equity in earnings	$—	$770

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 5 - Equity Method Investments (continued)

Because of the uncertainty on the outcome of the negotiations of ARB Arendal with a major customer in Mexico, the Company determined there was an other than temporary impairment on its investment in ARB Arendal and wrote down its investment to $0 as of December 31, 2007, and has not recognized any earnings for the six months ended June 30, 2008.

Note 6 - Goodwill and Other Intangible Assets

At June 30, 2008 and at December 31, 2007, the balance of goodwill was $2,485 and $2,227, respectively.  The Company determined that goodwill is deductible for income tax purposes.  At June 30, 2008 and December 31, 2007, other intangible assets consist of a contract backlog, covenants not to compete and trade names totaling $1,437 at both dates, net of accumulated amortization of $1,367 and $1,349, respectively, related to the acquisitions of Born and Cardinal Contractors.  Intangible assets with finite lives are amortized using the straight-line method over the estimated useful lives.  At December 31, 2007, the estimated remaining useful life for finite lived intangible assets was three years. Amortization expense on intangible assets was $18 and $65 for the six months ended June 30, 2008 and the six months ended June 30, 2007, respectively. Amortization expenses related to intangible assets at June 30, 2008 is expected to be $19 for the six months ended December 31, 2008 and $36 and $15 in each of the next two years. At June 30, 2008 and December 31, 2007, management determined there was not an impairment of goodwill.

Note 7 - Accounts Payable

At June 30, 2008 and December 31, 2007, accounts payable includes retentions of approximately $10,063 and $9,527, respectively, due to subcontractors, which have been retained pending contract completion and customer acceptance of jobs.

Note 8 - Accrued Expenses and Other Current Liabilities

The following is a summary of accrued expenses and other current liabilities at:

	June 30, 2008	December 31, 2007
	(Unaudited)

Payroll and related employee benefits	$6,431	$6,339
Insurance, including self-insurance reserve	7,944	6,301
Short-term borrowing	—	1,221
OMPP liability	—	651
Provision for estimated losses on uncompleted contracts	—	632
Earn-out liability	258	414
Foreign income taxes and other taxes	410	278
Accrued leases and rents	1,105	1,045
Other	2,340	1,334
	$18,488	$18,215

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 9 – Capital Leases

Following is an overview of the capital leases as of:

	June 30, 2008	December 31, 2007
	(Unaudited)

Two capital lease obligations with financial institutions, with imputed interest rates that range from 5.48% to 5.86%. Monthly principal and interest payments aggregating $170 are due until their respective maturity dates, which range from December 2009 to January 2010. The lease obligations are secured by the related construction equipment.	$3,469	$2,100

Total long-term capital lease obligations	3,469	2,100
Less: current portion	(1,888)	(892)

Long-term capital lease, net of current portion	$1,581	$1,208

No interest was included in the capital lease amounts for December 31, 2007. The total amount of the interest portion for the $3,469 lease obligation as of June 30, 2008 was $183.

Scheduled maturities of capital leases are as follows:

Capitalized Leases as of June 30, 2008

July 1, 2008 to June 30, 2008	$2,035
July 1, 2009 to January 31, 2010	1,617

Total minimum lease payments	$3,652

Amounts representing interest	(183)

Present value of minimum lease payments	3,469

Less: current portion	(1,888)

Long-term capital lease obligations	$1,581

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 10 - Credit Arrangements

Credit facilities and long-term debt consist of the following at:

	June 30, 2008	December 31, 2007
	(Unaudited)
Two construction equipment notes payable to a commercial equipment finance company, with interest rates that range from 5.54% to 6.51%. Monthly principal and interest payments aggregating $419 are due on the notes until their respective maturity dates, which range from April 1, 2013 to December 30, 2013. The notes are secured by certain construction equipment of the Company.	$23,840	$20,821

Construction equipment notes payable to a commercial equipment financing company, with interest rates of 5.30%. Monthly principal and interest payments aggregating $85 are due on the notes until their respective maturity dates in December 2012. The notes are secured by certain construction equipment of the Company.	3,680	4,069

Commercial note payable to a bank with an interest rate of 6.49%. Monthly principal and interest payments are due in the amount of $20, with the final payment due in April 2010. The note is secured by certain construction and automotive equipment of the Company.	405	509

Total long-term debt	27,925	25,399
Less: current portion	(4,671)	(3,966)
Long-term debt, net of current portion	$23,254	$21,433

Scheduled maturities of long-term debt are as follows:

Long-Term Debt Period Ending June 30,

2008	$4,670
2009	4,942
2010	5,053
2011	5,373
2012	6,105
Thereafter	1,781
$27,924

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 10 - Credit Arrangements (continued)

Credit Facilities - In March 2007, the Company entered into a new revolving line of credit agreement payable to a bank group with an interest rate of prime or at LIBOR plus an applicable margin. The revolving line is secured by substantially all the assets of the Company. The Company can borrow up to $30,000 based on a set advanced rate on qualified collateral, and all amounts borrowed under the line of credit are due March 31, 2010.

The line of credit agreement contains substantial restrictive covenants, including, amongst others, restrictions on investments, minimum working capital and tangible net worth requirements. The material financial ratios and tests are as follows:

•
Primoris shall maintain a tangible net worth of $35,000. The tangible net worth shall be reset annually commencing with the fiscal year ending December 31, 2009 to increase by an amount equal to 40% of net income for that fiscal year.

•	Primoris shall maintain a ratio of total debt to tangible net worth of less than 1.75 to 1.00.

•	Primoris shall maintain a debt service ratio in excess of 1.25 to 1.00.

Primoris was in compliance with all restrictive covenants during the six months ended June 30, 2008 and during 2007.

Note 11 - Commitments and Contingencies

Leases - The Company leases certain property and equipment under noncancellable operating leases which expire at various dates through 2019. The leases require the Company to pay all taxes, insurance, maintenance, and utilities.

Certain of these leases are with entities related through similar ownership by stockholders, officers, and directors of the Company. The leases are classified as operating leases in accordance with SFAS No. 13, “Accounting for Leases.”

Total lease expense during the six months ended June 30, 2008, and 2007 amounted to approximately $3,800 in each period, including amounts paid to related parties of $521 and $288, respectively.

Letters of credit - At December 31, 2007, the Company had a letter of credit of $1,200 pledged as collateral on a line of credit for ARB Ecuador, Ltda. The line had $1,200 outstanding at December 31, 2007, which is included in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheet. No letter of credit was outstanding as of June 30, 2008.

The Company had a letter of credit of $1,000 pledged as collateral on lines of credit of ARB Arendal (Note 5). The lines had $1,329 outstanding at December 31, 2007. The letter of credit was retired on December 31, 2007.

Additionally, at June 30, 2008 and December 31, 2007, the Company had additional letters of credit outstanding of approximately $6,048 and $6,276, respectively.

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 11 - Commitments and Contingencies (continued)

Litigation - The Company is subject to claims and legal proceedings arising out of its business. Management believes that the Company has meritorious defenses to the claims. Although management is unable to ascertain the ultimate outcome of such matters, after review and consultation with counsel and taking into consideration relevant insurance coverage and related deductibles, management believes that the outcome of these matters will not have a materially adverse effect on the consolidated financial position of the Company.

Bonding - As of June 30, 2008 and December 31, 2007, the Company had bid and completion bonds issued and outstanding totaling approximately $331,500 and $427,500, respectively.

Note 12 - Reportable Operating Segments

The Company operates in two reportable segments: Construction Services and Engineering. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The Company evaluates performance based on gross profit before allocations of selling, general and administrative expenses, other income and expense items and income taxes.  The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. The Company’s Construction Services segment is an accumulation of several strategic business units that offer construction services.  The Engineering segment is a separate business unit that provides engineering services. The Company’s segments are as follows:

Construction Services

The Underground group installs, replaces, repairs and rehabilitates natural gas, refined product, and water and wastewater pipelines. Substantially all of the Company’s pipeline and distribution projects involve underground installation of pipe with diameters ranging from one-half to 102 inches.

The Industrial group provides a comprehensive range of services, from turnkey construction to retrofits, upgrades, repairs, and maintenance of industrial plants and facilities. It executes contracts as the prime contractor or as a subcontractor utilizing a variety of delivery methods including fixed price competitive bids, fixed fee, cost plus and a variety of negotiated incentive based contracts.

The Structures group designs and constructs complex commercial and industrial cast-in-place concrete structures and specializes in construction of concrete parking structures.

The Water and Wastewater group specializes in design-build, general contracting and construction management of facilities and plants dedicated to reverse osmosis, desalinization, conventional water treatment, water reclamation, wastewater treatment, sludge processing, solid waste, pump stations, lift stations, power generation cooling, cogeneration, flood control, wells and pipeline projects, primarily in the Southeastern United States.

Engineering

The Engineering group specializes in designing, supplying, and installing high-performance furnaces, heaters, burner management systems, and related combustion and process technologies for clients in the oil refining, petrochemical, and power generation industries. It furnishes turn-key project management with technical expertise and the ability to deliver custom engineering solutions worldwide.

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 12 - Reportable Operating Segments (continued)

The following table sets forth the Company’s revenue by segment for the three months ended June 30, 2008 and June 30, 2007:

	For the three months ended June 30,
	2008		2007
Business Segment	Revenue	% of Revenue	Revenue	% of Revenue
	(Unaudited)
Construction services	$120,329	84.5%	$94,364	85.6%
Engineering	22,115	15.5	15,847	14.4
Total	$142,444	100.0%	$110,211	100.0%

The following table sets forth the Company’s revenue by segment for the six months ended June 30, 2008 and 2007:

	For the six months ended June 30,
	2008		2007
Business Segment	Revenue	% of Revenue	Revenue	% of Revenue
	(Unaudited)
Construction services	$266,696	85.5%	$192,989	86.1%
Engineering	45,138	14.5	31,059	13.9
Total	$311,834	100.0%	$224,048	100.0%

The following table sets forth the Company’s gross profit by segment for the three months ended June 30, 2008 and 2007:

	For the three months ended June 30,
	2008		2007
Business Segment	Revenue	% of Revenue	Revenue	% of Revenue
	(Unaudited)
Construction services	$13,203	59.7%	$10,793	10.0%
Engineering	1,431	1.2%	1,585	1.7%
Total	$14,634	10.2%	$12,378	11.2%

The following table sets forth the Company’s gross profit by segment for the six months ended June 30, 2008 and 2007:

	For the six months ended June 30,
	2008		2007
Business Segment	Revenue	% of Revenue	Revenue	% of Revenue
	(Unaudited)
Construction services	$27,999	6.3%	$19,354	8.9%
Engineering	2,848	10.5%	2,777	10.0%
Total	$30,847	9.9%	$22,131	9.9%

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 12 - Reportable Operating Segments (continued)

Third-party revenues as presented below are based on the geographic region in which the contracting subsidiary is located and not the location of the client or job site:

	External Revenues				Total Assets
	For the six months ended June 30,				June 30,	December 31,
	2008		2007		2008	2007
	(Unaudited)				(Unaudited)
Country:	Revenue	% of Revenue	Revenue	% of Revenue
United States	$302,521	97.1%	$214,099	95.0%	$213,284	$203,047
Canada	9,112	2.8	8,435	4.1	9,099	14,818
Ecuador	201	0.1	1,514	0.9	1,872	3,108
	$311,834	100.0%	$224,048	100.0%	$224,255	$220,973

Note 13 - Customer Concentrations

The Company operates in multiple industry segments encompassing the construction of commercial, industrial, and public works infrastructure assets throughout the United States, and in foreign countries, including Ecuador, Mexico, and others.

During the six months ended June 30, 2008 and 2007, the Company earned 28.2% and 14.1%, respectively, of its revenue from the following sources:

	For the six months ended June 30,
	2008		2007
	Amount	Percentage	Amount	Percentage
	(Unaudited)
Engineering Contractor	$56.4	18.1%	$—	—%
Public gas and electric utility	—	—	18.8	8.7
Engineering Contractor	33.1	10.1	11.7	5.4
	$89.5	28.2%	$30.5	14.1%

At December 31, 2007, approximately 8% of the Company’s accounts receivable were due from one customer. For the six months ended June 30, 2007 the Company earned approximately 11% from this customer.

At June 30, 2008, approximately 7% of the Company’s accounts receivable were due from one customer. For the six months ended June 30, 2008, the Company earned approximately 18% from this customer.

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 14 - Retirement Plans

Union Plans - The Company contributes to multi-employer benefit plans for its union employees at rates determined by the various collective bargaining agreements. Eligibility and allocations of contributions and benefits are determined by the trustees and administered by the multi-employer benefit plans. The Company contributed $6,546 and $3,183 under these plans for the six months ended June 30, 2008 and 2007, respectively. These costs are charged directly to the related construction contracts in process.

Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of the plan’s unfunded vested benefits in the event of a withdrawal (as defined by the legislation) from a plan or plan termination. As the Company participates in a number of these pension plans, the potential obligation may be significant. The information required to determine the total amount of this contingent obligation, as well as the total amount of the accumulated benefits and net assets of such plans, is not readily available. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists, and can be reasonably estimated, in accordance with generally accepted accounting principles. The Company has no plans to withdraw from any of these agreements.

401(k) Plan - The Company provides a 401(k) plan for its employees not covered by collective bargaining agreements. Under the plan, employees are allowed to contribute up to 100% of their compensation, up to the IRS prescribed annual limit. The Company makes employer match contributions of 100% of the first 3% and 50% of the next 2% of employee contributions. The Company may, at the discretion of the Board of Directors, make an additional profit share contribution to the Plan. The Company’s contribution to the 401(k) plan for the six months ended June 30, 2008 and 2007 aggregated $427 and $374, respectively.

Born Heaters Canada, ULC RRSP-DPSP Plan - Starting January 1, 2008, the Company provides a RRSP-DPSP plan (Registered Retirement Saving Plan - Deferred Profit Sharing Plan) for its employees of Born Heaters Canada, ULC, not covered by collective bargaining agreements. There are two components to the plan. The RRSP portion is contributed by the employee, whereas the Company portion is paid in the DDSP. Under the plan, the Company makes employer match contributions of 100% of the first 3% and 50% of the next 2% of employee contributions. Vesting in the DDSP portion is one year of employment. The Company’s contribution to the plan during the six months ended June 30, 2008 was $35. The Company has no post-retirement benefits other than those discussed above.

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 15 - Deferred Compensation Agreements

Put/Call Agreement - The Company has a put/call agreement (the “Put/Call Agreement”) with an employee that resulted from the Born Acquisition (Note 6). In the event of certain transactions, as defined in the agreement, the Company is required to pay the employee an amount equal to the fair value of 81 shares of Company stock. In the event the Company was to convert from its S-Corporation status for tax purposes, the employee would be entitled to 81 shares of Company stock. The Company accounts for this agreement under SFAS 150 (as amended), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” where the amount is presented as a liability and changes in fair value are recorded as expense. During the six months ended June 30, 2008 and 2007, the Company recognized expense of approximately $0 and $67, respectively. At June 30, 2008 and December 31, 2007, the Company had approximately $1,021 and $1,021 in other long-term liabilities related to this agreement.

Phantom Stock Agreement - The Company has a phantom stock agreement (the “Phantom Stock Agreement”) with an employee. In the event of certain transactions, as defined in the Phantom Stock Agreement, the Company is required to pay the employee an amount equal to the fair value of 13 shares of Company stock or issue the stock to the employee. During the six months ended June 30, 2008 and June 30, 2007, the Company recognized deferred compensation expense of approximately $29 and $27, respectively related to this agreement. At June 30, 2008 and December 31, 2007, the Company had approximately $294 and $265, respectively, recorded in other long-term liabilities related to this agreement.

Note 16 - Income Taxes

The Company is an S-Corporation for both federal and California income tax purposes. Therefore, the Company is not directly subject to federal income taxes at the corporate level and is subject to a reduced California tax rate of 1.5%, with its income or loss included in the tax returns of its stockholders. The Company may distribute funds necessary to satisfy the stockholders’ estimated personal income tax liabilities. In foreign jurisdictions, income taxes are provided at the Company level. Eligible foreign tax credits are passed through to the stockholders.

Current income taxes for the six months ended June 30, 2008 and June 30, 2007, are summarized as follows:

	2008	2007
	(Unaudited)
Foreign	$(192)	$(134)
State	(262)	(240)
	$(454)	$(374)

There were no significant deferred income taxes recognized as of June 30, 2008 and December 31, 2007, respectively.

Note 17 - Foreign currency hedge

In January 2008, the Company purchased two derivative financial instruments for the purpose of hedging future currency exchange in Canadian dollars. The contracts enabled the Company to purchase Canadian dollars before certain dates in 2008 at certain exchange rates. The fair values of these contracts were $3,000 and $2,000 in U.S. dollars, respectively, and the related Canadian dollars sold were $3,005CDN and $2,004CDN, respectively. These contracts expired in March and June 2008, respectively. The related gain or loss on these contracts was not significant.

PRIMORIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (continued)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 18 — Subsequent Events

Merger agreement— On February 19, 2008, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Rhapsody Acquisition Corp. (“Rhapsody”), a public company. On July 31, 2008, with the consent of the stockholders of the Company and Rhapsody, the merger was completed. Rhapsody was the legal acquiring entity; however, the Company was considered the acquiring entity for accounting purposes.

The Company’s stockholders and the Company’s two foreign managers (collectively, the “Primoris Holders”), pursuant to certain termination agreements, and in exchange for all shares of common stock of the Company that were outstanding immediately prior to the merger, received in the aggregate 24,094,800 shares of Rhapsody common stock. To secure the indemnity rights of Rhapsody under the Merger Agreement, 1,807,110 of the shares of Rhapsody common stock issued at the time of the merger were placed into escrow and are governed by the terms of an Escrow Agreement. The Merger Agreement also provided for the Primoris Holders to receive up to an additional 5,000,000 shares of Rhapsody common stock, contingent upon the combined company attaining certain defined performance targets in 2008 and 2009.

As a result of the merger, assuming that no stockholders of Rhapsody convert their shares into cash as permitted by Rhapsody’s certificate of incorporation, the Primoris Holders would own approximately 79.3% of the shares of Rhapsody common stock outstanding at the date of merger, and the remaining Rhapsody stockholders would own approximately 20.7% of Rhapsody’s outstanding shares of common stock, based on the Rhapsody shares of common stock outstanding as of July 31, 2008. Holders of 447,461 shares of Rhapsody’s common stock voted against the merger with the Company. If conversion rights are exercised with respect to all of those shares, then the holders of those shares would receive approximately $7.98 per share, or an aggregate of $3,571, from the funds that had been held in Rhapsody’s trust fund, and the Primoris Holders will own approximately 80.5% and the other Rhapsody stockholders will own approximately 19.5% of the shares of Rhapsody common stock outstanding immediately after the merger and conversion.

As allowed in the Merger Agreement, prior to the merger, Primoris distributed approximately $48,947 to its stockholders as a distribution of prior earnings of Primoris and for payment of their individual income tax liabilities. As a result of the merger, approximately $39,660 of cash and investments held by Rhapsody was released from Rhapsody’s trust fund to the combined company. In connection with the merger, the combined company will pay fees and expenses of approximately $6,000.

Additionally, in connection with the Merger Agreement, the Company, Rhapsody and the Company’s two foreign managers entered into “Termination Agreements” related to the fulfillment of the obligations under the Put/Call Agreement and Phantom Stock Agreement (collectively the “Deferred Compensation Agreements”) discussed in Note 15. Upon consummation of the merger discussed above, the Termination Agreements cancelled the obligations of the parties under the Deferred Compensation Agreements and allowed for the issuance of 507,600 shares of Rhapsody common stock and for the cash payment of the amounts already accrued under the Deferred Compensation Agreements. As a result, the combined company recognized approximately $4,000 of non-cash expense related to the Termination Agreements. At the closing of the merger, the Chief Executive Officer of the Company and eight other executive officers of the Company entered into employment agreements with either the Company or one of its subsidiaries.

(b)	Pro Forma Financial Information

The following unaudited pro forma financial information is included or incorporated by reference in this report:
Description	Page

Unaudited Pro Forma Condensed Combined Financial Information Introductory Description	81 (*)

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008 and Notes thereto	83 to 85 (*)

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2008 and the Year Ended December 31, 2007 and Notes thereto	86 to 88 (*)

Unaudited Pro Forma Condensed Combined Financial Information Introductory Description	F-21

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2008 and Notes thereto	F-24

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2008 and the Year Ended December 31, 2007 and Notes thereto	F-27

(*)	Incorporated by reference to the corresponding page contained in Amendment No. 4 to Form S-4 (Registration No. 333-150343) that Rhapsody filed on July 9, 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of Primoris as of June 30, 2008 with the unaudited condensed historical balance sheet of Rhapsody as of June 30, 2008, giving effect to the merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations combine the unaudited historical consolidated statement of operations of Primoris for the six months ended June 30, 2008 with the unaudited historical statement of operations of Rhapsody for the six months ended June 30, 2008, and the audited historical consolidated statement of operations of Primoris for the year ended December 31, 2007 with the unaudited historical statement of operations of Rhapsody for the twelve months ended December 31, 2007, giving effect to the merger as if it had occurred on the first day of each of the periods presented.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of Primoris is derived from the unaudited consolidated financial statements of Primoris for the six months ended June 30, 2008 and 2007, and the audited consolidated financial statements of Primoris for the year ended December 31, 2007 included or incorporated by reference elsewhere in this Amendment or the Initial Filing. The historical financial information of Rhapsody is derived from the audited financial statements of Rhapsody for the year ended March 31, 2008 and the period from inception (April 24, 2006) to March 31, 2007 included in the S-4 and the unaudited financial statements of Rhapsody for the three months ended June 30, 2008 and 2007, in its quarterly report on Form 10-QSB, which has been filed with the SEC. This information should be read together with Primoris’s and Rhapsody’s audited and unaudited financial statements and related notes, “Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this Amendment, “Other Information Related to Rhapsody — Rhapsody’s Plan of Operation” contained in the S-4, and other financial information included elsewhere in this Amendment, the Initial Filing and the S-4.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Primoris and Rhapsody have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In the merger, the former stockholders of Primoris and Primoris’s two foreign managers (“Foreign Managers,” and together with the former stockholders of Primoris, the “Primoris Holders”) became entitled to receive in the aggregate 24,094,800 shares of Rhapsody common stock (no Primoris stockholders exercised dissenters’ rights). As a result of the merger, assuming that no stockholders of Rhapsody elect to convert their shares into cash as permitted by Rhapsody’s certificate of incorporation, the Primoris Holders will own approximately 79.3% of the shares of Rhapsody common stock outstanding immediately after the merger, and the other Rhapsody stockholders will own approximately 20.7% of Rhapsody’s outstanding shares of common stock, based on the 30,394,800 shares of Rhapsody common stock outstanding as of July 31, 2008.

Holders of 447,461 shares of Rhapsody’s common stock voted against the merger with Primoris. If conversion rights are exercised with respect to all of those shares (“Maximum Conversion”), then the holders of those shares would receive approximately $7.98 per share, or an aggregate of $3,570,739, from the funds that had been held in Rhapsody’s trust fund, and the Primoris Holders will own approximately 80.5% and the other Rhapsody stockholders will own approximately 19.5% of the 29,947,339 shares of Rhapsody common stock outstanding immediately after the merger and conversion.

Additionally, the merger agreement provides for the Primoris Holders to receive up to an additional 5,000,000 shares of Rhapsody common stock, contingent upon the combined company attaining specified EBITDA performance milestones in the fiscal years ending December 31, 2008 and 2009. Such payments are referred to in the merger agreement as “EBITDA Shares.” The following table sets forth the milestones and the contingent shares issuable to the Primoris Holders:

Fiscal Year Ending 1/31	EBITDA Milestone	EBITDA Share Payment
2008	$39,300,000	$2,500,000
2009	$46,000,000	$2,500,000

For purposes of these contingent shares, EBITDA is defined in the merger agreement to mean Rhapsody’s income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the merger charged to income in such fiscal year, plus expense relating to the termination agreements with Primoris’s Foreign Managers of $1,277,340 for 2008 only, plus any GAAP expense relating to the issuance of Rhapsody common stock to the Foreign Managers as part of the termination agreements for 2008 only, plus any expense (non-cash only) relating to Rhapsody’s 2008 long-term incentive equity plan. In addition, any Rhapsody expenses prior to the closing of the merger that are included in its 2008 income statement will be excluded for purposes of the EBITDA calculation.

The merger will be accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Primoris for the net monetary assets of Rhapsody. The net monetary assets of Rhapsody will be recorded as of the merger date at their respective historical costs. No goodwill or intangible assets will be recorded as a result of the merger.

The determination of Primoris as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the merger, including significant consideration given to the fact that upon consummation of the merger, (i) management of Primoris will continue in all of the officer and senior management positions of the combined business and, accordingly, will have day-to-day authority to carry out the business plan after the merger; (ii) Primoris employees (1,568 as of January 1, 2008) will continue on with no expected disruption, while no Rhapsody employees are anticipated to become employees of the combined business; (iii) the current Primoris business plan and operations will continue as the business plan of the combined company with no changes expected as a result of the merger; (iv) of the seven member board of directors of the combined company, three members will be independent directors nominated by the members of Primoris, two members will be appointed by Rhapsody’s initial stockholders and two members will be members of Primoris’s management; and (v) the Primoris Holders will own approximately 79.3% of the combined company after the completion of the merger (or 80.5% if the Maximum Conversion occurs).

In addition to the factors described above, in reaching its determination of Primoris as the accounting acquirer, management also contemplated (i) the substance and design of the merger; (ii) the impact of potentially dilutive securities on ownership of Primoris under varying scenarios; (iii) that approximately 5,000,000 shares of common stock are contingently issuable to the Primoris Holders upon the achievement of certain predefined EBITDA performance targets; and (iv) the size of Primoris versus the size of Rhapsody, considering total assets, revenues and operating expenses.

Following consummation of the merger, the combined company adopted the year end of the accounting acquirer (Primoris), which is December 31. Accordingly, the unaudited pro forma condensed combined financial information was prepared using December 31 as the year end, which is different from the accounting acquiree’s (Rhapsody’s) fiscal year end of March 31.

Separate pro forma information has been presented assuming the following circumstances: (1) no holders of Rhapsody common stock exercise their right to have their shares converted upon the consummation of the merger, and (2) the Maximum Conversion occurs if holders of all of the 447,461 shares of Rhapsody’s common stock voted against the merger elect to have their shares converted at the conversion price of approximately $7.98 per share.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2008
(In Thousands)

	June 30, 2008 Primoris	June 30, 2008 Rhapsody	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments for Maximum Conversion	Combined (Assuming Max Conversion)
ASSETS
Current Assets:
Cash and cash equivalents	$80,272	$9	$41,247	(a)	$66,037	$(3,571)	$62,446
	—	—	(48,947	)(b)	—	—	—
	—	—	(130	)(c)	—	—	—
	—	—	(414	)(d)	—	—	—
	—	—	(6,000	)(c)	—	—	—
Restricted cash	9,203	—	—		9,203	—	9,203
Cash held in trust, including interest	—	41,247	(41,247	)(a)	—	—	—
Accounts receivable, net	83,275	—	—		83,275	—	83,275
Costs and estimated earnings in excess of billings	18,914	—	—		18,914	—	18,914
Inventory	2,269	—	—		2,269	—	2,269
Prepaid expenses and other current assets	1,913	16	—		1,929	—	1,929
Total current assets	195,846	41,272	(55,491)		181,627	(3,571)	178,056

Property and equipment, net	23,613	—	—		23,613	—	23,613
Other assets	2,241	—	—		2,241	—	2,241
Goodwill and other intangible assets	2,555	—	—		2,555	—	2,555
Total assets	$224,255	$41,272	$(55,491)		$210,036	$(3,571)	$206,465

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

Unaudited Pro Forma Condensed Combined Balance Sheet – (Continued)
As of June 30, 2008
(In Thousands)

	June 30, 2008 Primoris	June 30, 2008 Rhapsody	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments for Maximum Conversion		Combined (Assuming Max Conversion)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:

Accounts payable	$53,264	$—	$—		$53,264	$—		$53,264
Billings in excess of costs and estimated earnings	66,223	—	—		66,223	—		66,223
Accrued expenses and other current liabilities	18,488	526	—		19,014	—		19,014
Distributions payable	—	—	—		—	—		—
Current portion of long-term debt	6,558	—	—		6,558	—		6,558
Deferral underwriting fee	—	414	(414	)(d)	—	—		—
Total current liabilities	144,533	940	(414)		145,059	—		145,059
Long-term debt, net of current portion	24,836	—	—		24,836	—		24,836
Other long-term liabilities	1,315	—	(1,315	)(c)	—	—		—
Total liabilities	170,684	940	(1,729)		169,895	—		169,895
Common stock, subject to possible conversion	—	8,245	(8,245	)(f)	—	—		—
Stockholders’ Equity:
Common stock	—	1	2	(g)	3	—		3
Additional paid-in capital	1,307	31,488	638	(h)	36,823	(3,571	)(j)	33,252
	—	—	8,245	(f)	—	—		—
	—	—	(6,000	)(e)	—	—		—
	—	—	1,185	(c)	—	—		—
	—	—	4,000	(i)	—	—		—
Retained earnings (deficit)	46,559	816	(48,947	)(b)	(23,90)	—		(2,390)
	—	—	(638	)(h)	—	—		—
	—	—	(2	)(g)	—	—		—
	—	—	(4,000	)(i)	—	—		—
Accumulated other comprehensive income	103	—	—		103	—		(103)
Total stockholders’ equity	53,571	32,087	(45,517)		50,252	(3,571)		36,570
Total liabilities and stockholders’ equity	$224,255	$41,272	$(55,491)		$210,036	$(3,571)		$206,465

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

Notes To Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2008
(Dollars In Thousands, Except Per Share Amounts)

Pro forma adjustments are necessary to record the accounting upon consummation of the merger. No pro forma adjustments were required to conform Primoris’s accounting policies to Rhapsody’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)
Reflects the release of Rhapsody’s restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming no holders of Rhapsody common stock exercise their right to have their shares converted upon consummation of the merger.

(b)
Assumes the payment of cash distributions of an aggregate of $48,947 to Primoris Holders immediately prior to the consummation of the merger. However, in accordance with the merger agreement, $4,895 of the distribution will be retained after closing until the final Stub Period Taxable Income is determined. To the extent that the pre-closing estimated distribution with respect to such Stub Period Taxable Income is greater than 50% of the actual Stub Period Taxable Income, the excess will be retained by Rhapsody from such $4,895 and the balance distributed to the Primoris stockholders.

(c)	Reflects conversion of $1,185 of a put/call liability into common stock of the merged company and payments of $130 in distributions to holders of the liability.

(d)	Reflects the payment of $414 in deferred underwriting compensation.

(e)	Reflects payment of amounts to advisors, attorneys, accountants and consultants of amounts directly attributable to the merger.

(f)	Reflects the reclassification of common stock subject to conversion assuming no Rhapsody common stockholders exercise their conversion right.

(g)	Reflects the issuance of 24,094,800 shares of common stock, $.0001 par value.

(h)	Reflects the merger through the elimination of Rhapsody’s historical retained earnings.

(i)
Reflects approximate compensation expense of $4,000 relating to the issuance of 507,600 shares to Foreign Managers as part of the termination agreements. The $4,000 of compensation expense is reflected in the pro forma balance sheet, but is not included in the pro forma statement of operations as it is a one-time, non-recurring expense relating to the transaction.

(j)	Reflect the payment of cash to the maximum amount of converting Rhapsody stockholders as consideration for the return and cancellation of their shares of Rhapsody common stock.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2008
and the Year Ended December 31, 2007
(Dollars in Thousands, Except Per Share Amounts)

The following amounts are being provided on a pro forma basis to present per share information of the combined entities assuming that the 24,094,800 shares that Primoris Holders will receive in the merger were outstanding as of January 1, 2007.

								Combined
	Six Months Ended				Combined	Adjustments		(Assuming
	June 30, 2008		Acquisition		(Assuming No	for maximum		Max
	Primoris	Rhapsody	Adjustments		Conversion)	Conversion		Conversion)
Revenues	$311,835	$—	$—		$311,835	$—		$311,835
Cost of revenues	280,988	—	—		280,988	—		280,988
Gross margin	30,847	—	—		30,847	—		30,847
Selling, general and administrative expenses	14,623	613	—		15,236	—		15,236
Operating income (loss)	16,224	(613)	—		15,611	—		15,611

Other income (expense):
Income from non-consolidated entities	3,027	—	—		3,027	—		3,027
Foreign exchange gain	(22)	—	—		(22)	—		(22)
Interest income	983	(0)	(496	)(k)	487	—		487

Interest income on trust account	—	464	—		464	(92	)(q)	372
Interest expense	(1,207)	—	—		(1,207)	—		(1,207)
Income before provision for income taxes	19,005	(149)	(496)		18,360	(92)		18,268
Provision for income taxes	(454)	(80)	(6,810	)(i)	(7,344)	37	(r)	(7,307)
Net income	18,551	(229)	(7,306)		11,016	(55)		10,961
Accretion of trust account relating to common stock subject to possible conversion	—	(92)	92	(m)	—	—		—
Net income attributable to common stockholders	$18,551	$(321)	$(7,214)		$11,016	$(55)		$10,961

Shares outstanding:
Primoris		—	24,095	(n)	24,095	—		24,095
Rhapsody		5,266	1,034	(o)	6,300	(1,034	)(s)	5,266
Dilutive shares		—	2,224	(p)	2,224	—		2,224
Weighted average number of shares outstanding
Basic(a)		5,266	24,095		30,395	—		29,360
Diluted(a)		5,266	24,095		30,619	—		31,585
Net income per common share
Basic(a)		$(0.06)			$0.36			$0.37
Diluted(a)		$(0.06)			$0.34			$0.35

Unaudited Pro Forma Condensed Combined Statement of Operations — (Continued)
for the Six Months Ended June 30, 2008
and the Year Ended December 31, 2007
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31, 2007 Primoris	Twelve Months Ended December 31, 2007 Rhapsody	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments for Maximum Conversion		Combined (Assuming Max Conversion)

Revenues	$547,666	$—	$—		$5,47,666	$—		$547,666
Cost of revenues	488,314	—	—		488,314	—		488,314
Gross margin	59,352	—	—		59,352	—		59,352
Selling, general and administrative expenses	29,517	589	—		30,106	—		30,106
Operating income (loss)	29,835	(589)	—		29,246	—		29,246

Other income (expense):
Loss from non-consolidated entities	(1,359)	—	—		(1,359)	—		(1,359)
Remeasurement loss	(471)	—	—		(471)	—		(471)
Interest income	1,750	11	(1,661	)(k)	100	—		100

Interest income on trust account	—	1,399	—		1,399	(240	)(q)	1,159
Interest expense	(1,773)	—	—		(1,773)	—		(1,773)
Income before provision for income taxes	27,982	820	(1,661)		27,141	(240)		29,901
Provision for income taxes	(848)	(154)	(9,855	)(I)	(10,857)	96	(r)	(10,761)
Net income	27,134	666	(11,516)		16,285	(144)		16,141
Accretion of trust account relating to common stock subject to possible conversion	—	(240)	240	(m)	—	—		—
Net income attributable to common stockholders	$27,134	$426	$(11,276)		$16,285	$(103)		$16,141

Shares outstanding:
Primoris		—	24,095	(n)	24,095	—		24,095
Rhapsody	—	5,266	1,034	(o)	6,300	(1,034	)(s)	5,266
Dilutive shares	—	—	2,166	(p)	2,116	—		2,116
Weighted average number of shares outstanding:
Basic		5,266	24,095		30,395	(1,034)		29,361
Diluted		5,266	24,095		32,511	(1,034)		31,477
Net income per common share
Basic		$(0.08)			$0.54			$0.55
Diluted		$(0.08)			$0.50			$0.51

Notes to Unaudited Pro Forma Condensed
Combined Statement of Operations
For the Six Months Ended June 30, 2008
and the Year Ended December 31, 2007
(Dollars in Thousands, Except Per Share Amounts)

Pro forma adjustments are necessary to record the accounting upon consummation of the merger. No pro forma adjustments were required to conform Primoris’s accounting policies to Rhapsody’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(k)
Reflects a reduction of interest income due to the payment of cash of $48,947 to Primoris stockholders immediately prior to the consummation of the merger, payments of $6,000 to advisors, attorneys, accountants and consultants of amounts directly attributable to the merger, payment of $414 in deferred underwriting compensation, and payments of $114 in distributions to holders of the put/call liability assuming an average rate of return of 2.0%, approximately the rate of interest earned by Primoris on its investments. To the extent that the pre-closing estimated distribution with respect to such Stub Period Taxable Income is greater than 50% of the actual Stub Period Taxable Income, the excess will be retained by Rhapsody from $4,895 withheld from such $48,947 and the balance distributed to the Primoris stockholders.

(l)
Reflects an adjustment to the tax rate paid by Primoris. Primoris is taxed under Subchapter S of the IRC and accordingly, federal income taxes are the liability of the individual stockholders. Upon consummation of the merger, the combined company will be subject to United States income tax. The pro forma information assumes the combined company is liable for income taxes at the beginning of the period presented. The effective federal and state tax rate for Primoris is assumed to be 40%.

(m)	Reflects elimination of the accretion of the trust account relating to Rhapsody common stock subject to possible conversion, assuming no Primoris stockholders elect to convert their shares into cash.

(n)	Reflects 24,094,800 shares of common stock to be issued to Primoris Holders at the consummation of the merger (assuming no Primoris stockholders elect to convert their shares into cash).

(o)	Assumes no holders of Rhapsody Public Shares elect to convert their shares into cash.

(p)	Reflects inclusion of the dilutive effect of the 6,311,364 Rhapsody warrants exercisable at $5.00 per share.

(q)	Reflects payment not earned due to Rhapsody stockholders electing conversion.

(r)	Reflects tax effect of interest not earned due to Rhapsody stockholders electing conversion.

(s)	Reflects reduction in shares outstanding for Rhapsody stockholders electing conversion.

The unaudited pro forma combined statements of operations do not reflect an adjustment to earnings per share for the 5,000,000 shares issuable as contingent consideration. If issued, the contingent shares will be accounted for similarly to a stock dividend and will be included in earnings per share from the date of issuance.

The unaudited pro forma combined statements of operations do not reflect any adjustment for the approximate $4,000 compensation expense relating to the issuance of 507,600 shares to Foreign Managers as part of the termination agreements. As this is a one-time, non-recurring expense related to the transaction, it is reflected in the pro forma balance sheet, but is not an income statement item.

(c)	Shell Company Transaction

The disclosures contained in Items 9.01(a) and (b) of this report are incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 19, 2008 by and among Rhapsody Acquisition Corp., Primoris Corporation and certain stockholders of Primoris Corporation (1)

3.1	Second Amended and Restated Certificate of Incorporation of Rhapsody Acquisition Corp. (6)

3.2	Amended and Restated Bylaws of Rhapsody Acquisition Corp. (7)

4.1	Specimen Unit Certificate (2)

4.2	Specimen Common Stock Certificate (2)

4.3	Specimen Warrant Certificate (3)

4.4	Form of Unit Purchase Option Granted to Representative (4)

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (3)

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Eric S. Rosenfeld (2)

10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Arnaud Ajdler (2)

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Leonard B. Schlemm (2)

10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Jon Bauer (2)

10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Colin D. Watson (2)

10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and David D. Sgro, CFA (2)

10.7	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Greg Monahan (2)

10.8	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Joel Greenblatt (2)

10.9	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)

Exhibit No.	Description

10.10	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders (2)

10.11	Form of Letter Agreement between Crescendo Advisors II LLC and Registrant regarding administrative support (2)

10.12	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (2)

10.13	Form of Subscription Agreement among the Registrant, Graubard Miller and each of Eric S. Rosenfeld, Leonard B. Schlemm, Jon Bauer, Colin D. Watson and Gotham Capital V (2)

10.14	Form of Escrow Agreement among Rhapsody Acquisition Corp., Brian Pratt, as Representative, and Continental Stock Transfer & Trust Company, as Escrow Agent (1)

10.15	Employment Agreement of Brian Pratt, dated February 19, 2008 (#) (7)

10.16	Employment Agreement of John P. Schauerman, dated February 18, 2008 (#) (7)

10.17	Employment Agreement of John M. Perisich, dated February 18, 2008 (#) (7)

10.18	Employment Agreement of Alfons Theeuwes, dated February 18, 2008 (#) (7)

10.19
Form of Voting Agreement dated as of July 31, 2008 among the Registrant, Eric S. Rosenfeld, Brian Pratt, John P. Schauerman, the Scott E. Summers and Sherry L. Summers Family Trust Dated August 21, 2001, and Timothy R. Healy (7)

10.20	2008 Long-Term Equity Incentive Plan (#) (1)

10.21	Form of Lock-Up Agreement by and among Rhapsody Acquisition Corp. and the former stockholders and foreign managers of Primoris Corporation (5)

10.22	Indemnity Agreement dated 2004 by and among Primoris Corporation; ARB, Inc.; ARB Structures, Inc.; Cardinal Contractors; Onquest, Inc.; and Liberty Mutual Insurance Company (7)

10.23	Loan and Security Agreement dated as of March 22, 2007 between Primoris Corporation and LaSalle Bank National Association (7)

10.24	First Amendment to Loan and Security Agreement between Primoris Corporation and LaSalle Bank National Association (7)

10.25	Second Amendment to Loan and Security Agreement between Primoris Corporation and LaSalle Bank National Association (7)

14.1	Code of Ethics (8)

21.1	Subsidiaries of the Registrant (7)

Exhibit No.	Description

99.1	Primoris’s Consolidated Financial Statements for the Years Ended December 31, 2007, 2006 and 2005, revised only to reflect the change in reportable operating segments (*)

99.2
Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2007, 2006 and 2005, revised only to reflect change in reportable operating segments (*)

(#)	Management contract or compensatory plan, contract or arrangement.

(*)	Filed herewith.

(1)
Attached as an annex to the Registrant’s Registration Statement on Form S-4/A (File No. 333-150343) filed with the Securities and Exchange Commission on July 9, 2008 and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-134694) filed with the Securities and Exchange Commission on June 2, 2006 and incorporated herein by reference.

(3)
Filed as an exhibit to the Registrant’s Registration Statement on Form S-1/A (File No. 333-134694) filed with the Securities and Exchange Commission on August 28, 2006 and incorporated herein by reference.

(4)
Filed as an exhibit to the Registrant’s Registration Statement on Form S-1/A (File No. 333-134694) filed with the Securities and Exchange Commission on July 14, 2006 and incorporated herein by reference.

(5)
Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-150343) filed with the Securities and Exchange Commission on April 21, 2008 and incorporated herein by reference.

(6)
Filed as an exhibit to the Registrant’s Registration Statement on Form 8-A/12B (File No. 001-34145) filed with the Securities and Exchange Commission on July 31, 2008 and incorporated herein by reference.

(7)
Filed as an exhibit to the Initial Filing of this Current Report on Form 8-K for July 31, 2008 (File No. 001-34145) filed with the Securities and Exchange Commission on August 6, 2008 and incorporated herein by reference.

(8)
Filed as an exhibit to the Registrant’s Current Report on Form 8-K for August 5, 2008 (File No. 001-34145) filed with the Securities and Exchange Commission on August 6, 2008 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2008	RHAPSODY ACQUISITION CORP.

	By:	/s/ John P. Schauerman
John P. Schauerman,
Chief Financial Officer

EXHIBIT ATTACHED TO THIS FORM 8-K

Exhibit No.	Description

99.1	Primoris’s Consolidated Financial Statements for the Years Ended December 31, 2007, 2006 and 2005, revised only to reflect the change in reportable operating segments

99.2
Excerpt from Primoris’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2007, 2006 and 2005, revised only to reflect change in reportable operating segments